                     STOCK TRANSFER AND EXCHANGE AGREEMENT

                                     AMONG

                            UNITED MAGAZINE COMPANY,

                           READ-MOR BOOK STORES, INC.

                                      AND

             ALL OF THE SHAREHOLDERS OF READ-MOR BOOK STORES, INC.


                                             EFFECTIVE DATE:  AUGUST 2, 1996

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
ARTICLE 1      EXCHANGE . . . . . . . . . . . . . . . . . . . . . . . . .    1

     Section 1.1        Exchange  . . . . . . . . . . . . . . . . . . . .    1
     Section 1.2        Escrow Closing; Closing . . . . . . . . . . . . .    2

ARTICLE 2      EXCHANGE OF CAPITAL STOCK AND DEBENTURES . . . . . . . . .    2

     Section 2.1        Exchange of Capital Stock . . . . . . . . . . . .    2
               (a)      Outstanding Read-mor Shares . . . . . . . . . . .    2
               (b)      Valuation Adjustment  . . . . . . . . . . . . . .    2
               (c)      Read-mor Treasury Shares  . . . . . . . . . . . .    4

     Section 2.2        Exchange of Certificates; Issuance of Shares
                        and Debentures  . . . . . . . . . . . . . . . . . .  4
               (a)      Delivery of Read-mor Share Certificates . . . . .    5
               (b)      Issuance of Unimag Shares . . . . . . . . . . . .    5
               (c)      Issuance of Unimag Debentures . . . . . . . . . .    5
               (d)      Distributions with Respect to Unexchanged Shares     5
               (e)      Unimag Shares to be Restricted Securities . . . .    5

ARTICLE 3      REPRESENTATIONS AND WARRANTIES
               OF UNIMAG  . . . . . . . . . . . . . . . . . . . . . . . .    6

     Section 3.1        Organization and Standing . . . . . . . . . . . .    6
     Section 3.2        Corporate Power and Authority . . . . . . . . . .    6
     Section 3.3        Capitalization of Unimag  . . . . . . . . . . . .    7
     Section 3.4        Conflicts; Consents; and Approvals  . . . . . . .    7
     Section 3.5        Litigation  . . . . . . . . . . . . . . . . . . .    8
     Section 3.6        Brokerage and Finder's Fees . . . . . . . . . . .    8
     Section 3.7        Unimag 10-K and 10-Q  . . . . . . . . . . . . . .    8
     Section 3.8        Taxes . . . . . . . . . . . . . . . . . . . . . .    9
     Section 3.9        Undisclosed Liabilities . . . . . . . . . . . . .    9
     Section 3.10       Compliance With Law . . . . . . . . . . . . . . .    9
     Section 3.11       No Material Adverse Change  . . . . . . . . . . .    9
     Section 3.12       Section 351 Exchange  . . . . . . . . . . . . . .    9

ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF
               READ-MOR BOOK STORES, INC. AND THE READ-MOR
               SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . .   10


     Section 4.1        Organization and Standing . . . . . . . . . . . .   10
     Section 4.2        Capitalization and Security
                        Holders; Subsidiaries . . . . . . . . . . . . . .   10
     Section 4.3        Ownership of Shares and Authority . . . . . . . .   11
     Section 4.4        Corporate Power and Authority . . . . . . . . . .   11
     Section 4.5        Consents and Approvals  . . . . . . . . . . . . .   11
     Section 4.6        Financial Statements  . . . . . . . . . . . . . .   12
     Section 4.7        Undisclosed Liabilities . . . . . . . . . . . . .   12
     Section 4.8        Absence of Certain Changes  . . . . . . . . . . .   12
     Section 4.9        Taxes . . . . . . . . . . . . . . . . . . . . . .   14
     Section 4.10       Compliance with Law . . . . . . . . . . . . . . .   15
     Section 4.11       Proprietary Rights  . . . . . . . . . . . . . . .   15
     Section 4.12       Restrictive Documents or Laws . . . . . . . . . .   17
     Section 4.13       Insurance . . . . . . . . . . . . . . . . . . . .   17
     Section 4.14       Bank Accounts, Depositories; Powers of Attorney .   17
     Section 4.15       Title to and Condition of Properties  . . . . . .   17
     Section 4.16       Brokers and Finders . . . . . . . . . . . . . . .   19
     Section 4.17       Legal Proceedings.  . . . . . . . . . . . . . . .   19
     Section 4.18       ERISA . . . . . . . . . . . . . . . . . . . . . .   19
     Section 4.19       Contracts . . . . . . . . . . . . . . . . . . . .   22
     Section 4.20       Accounts Receivable . . . . . . . . . . . . . . .   23
     Section 4.21       No Conflict or Default  . . . . . . . . . . . . .   23
     Section 4.22       Books of Account; Records . . . . . . . . . . . .   23
     Section 4.23       Officers, Employees, and Compensation . . . . . .   23
     Section 4.24       Labor Relations . . . . . . . . . . . . . . . . .   24
     Section 4.25       Customers and Suppliers . . . . . . . . . . . . .   24
     Section 4.26       Special Terms; Product Warranties . . . . . . . .   24
     Section 4.27       Business of Read-mor  . . . . . . . . . . . . . .   25
     Section 4.28       Investment Representation . . . . . . . . . . . .   25
     Section 4.29       Section 351 Exchange  . . . . . . . . . . . . . .   25

ARTICLE 5      COVENANTS OF THE PARTIES . . . . . . . . . . . . . . . . .   25

     Section 5.1        Mutual Covenants  . . . . . . . . . . . . . . . .   25
               (a)      General . . . . . . . . . . . . . . . . . . . . .   25
               (b)      HSR Filings . . . . . . . . . . . . . . . . . . .   26
               (c)      Other Governmental Matters  . . . . . . . . . . .   26
               (d)      Tax-Free Treatment  . . . . . . . . . . . . . . .   26


     Section 5.2        Covenants of Read-mor and the
                        Read-mor Shareholders . . . . . . . . . . . . . .   26
               (a)      Conduct of Business . . . . . . . . . . . . . . .   26
               (b)      Exclusive Rights  . . . . . . . . . . . . . . . .   28
               (c)      Access to Records and Other Due Diligence . . . .   28
               (d)      Disclosures . . . . . . . . . . . . . . . . . . .   29
               (e)      Employee Retention  . . . . . . . . . . . . . . .   29
               (f)      Dividends and Distributions . . . . . . . . . . .   29
               (g)      Notices of Certain Events . . . . . . . . . . . .   29
               (h)      Title Evidence  . . . . . . . . . . . . . . . . .   29
               (i)      Compiled Financial Statements . . . . . . . . . .   30
               (j)      Noncompetition  . . . . . . . . . . . . . . . . .   30
     Section 5.3        Covenants of Unimag . . . . . . . . . . . . . . .   31
               (a)      Conduct of Unimag's Business  . . . . . . . . . .   31
               (b)      Joint Operations of Unimag and Read-mor . . . . .   31
               (c)      Consummation of Acquisitions  . . . . . . . . . .   31
               (d)      Confidential Information  . . . . . . . . . . . .   32

ARTICLE 6      CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . .   32

     Section 6.1        Mutual Conditions to Escrow Closing . . . . . . .   32
               (a)      Completion of Schedules and Exhibit . . . . . . .   32
               (b)      No Adverse Proceeding . . . . . . . . . . . . . .   32
               (c)      Certain Approvals . . . . . . . . . . . . . . . .   32
               (d)      Other Governmental Approvals  . . . . . . . . . .   33
               (e)      Escrow Closing of Certain Acquisitions  . . . . .   33
               (f)      Tax Commentary  . . . . . . . . . . . . . . . . .   33

     Section 6.2        Conditions to Obligations of Read-mor and the
                        Read-mor Shareholders to Complete
                        the Escrow Closing  . . . . . . . . . . . . . . .   33
               (a)      Representations and Warranties  . . . . . . . . .   33
               (b)      Performance of Agreement  . . . . . . . . . . . .   33
               (c)      Certificate . . . . . . . . . . . . . . . . . . .   33
               (d)      Opinion of Counsel  . . . . . . . . . . . . . . .   34
               (e)      Adverse Change and Condition  . . . . . . . . . .   34
               (f)      Unimag Shareholder Letters  . . . . . . . . . . .   34
               (g)      Due Diligence . . . . . . . . . . . . . . . . . .   34
               (h)      Other Documents . . . . . . . . . . . . . . . . .   34

     Section 6.3        Conditions to Obligations of Unimag to Complete
                        the Escrow Closing  . . . . . . . . . . . . . . .   34
               (a)      Representations and Warranties  . . . . . . . . .   35
               (b)      Performance of Agreement  . . . . . . . . . . . .   35
               (c)      Certificate . . . . . . . . . . . . . . . . . . .   35
               (d)      Opinion of Counsel  . . . . . . . . . . . . . . .   35
               (e)      Books and Records . . . . . . . . . . . . . . . .   35
               (f)      Third Party Consents  . . . . . . . . . . . . . .   35
               (g)      Adverse Change and Condition  . . . . . . . . . .   35
               (h)      Termination of Stock Pledge Agreement . . . . . .   35
               (i)      Other Documents . . . . . . . . . . . . . . . . .   35
               (j)      Due Diligence . . . . . . . . . . . . . . . . . .   36

     Section 6.4        Document Escrow Agreement; Unimag
                        Shareholder Approval  . . . . . . . . . . . . . .   36
     Section 6.5        Mutual Conditions to Consummate the Exchange  . .   36
               (a)      Escrow Closing of the Remaining Scherer
                        Companies Acquisitions  . . . . . . . . . . . . .   36
               (b)      Unimag Board of Directors Approval  . . . . . . .   36
               (c)      Unimag Shareholder Approval . . . . . . . . . . .   37

ARTICLE 7      TERMINATION AND AMENDMENT  . . . . . . . . . . . . . . . .   37

     Section 7.1        Termination . . . . . . . . . . . . . . . . . . .   37
               (a)      Termination by Read-mor and
                        the Read-mor Shareholders . . . . . . . . . . . .   37
               (b)      Termination by Unimag . . . . . . . . . . . . . .   37
     Section 7.2        Amendment . . . . . . . . . . . . . . . . . . . .   38
     Section 7.3        Extension; Waiver . . . . . . . . . . . . . . . .   38

ARTICLE 8      INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . .   38

     Section 8.1        Survival of Representations, Warranties, Covenants,
                        and Agreements  . . . . . . . . . . . . . . . . .   38
     Section 8.2        Indemnification by Read-mor Shareholders  . . . .   38
     Section 8.3        Indemnification by Unimag . . . . . . . . . . . .   39
     Section 8.4        Limitations on Indemnification  . . . . . . . . .   40
     Section 8.5        Procedure for Indemnification with Respect to
                        Third Party Claims  . . . . . . . . . . . . . . .   41
     Section 8.6        Procedure For Indemnification with Respect to
                        Non-Third Party Claims  . . . . . . . . . . . . .   42
     Section 8.7        Right of Setoff . . . . . . . . . . . . . . . . .   42

ARTICLE 9      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . .   43

     Section 9.1        Notices . . . . . . . . . . . . . . . . . . . . .   43
     Section 9.2        Non-Waiver  . . . . . . . . . . . . . . . . . . .   44
     Section 9.3        Genders and Numbers . . . . . . . . . . . . . . .   44
     Section 9.4        Headings  . . . . . . . . . . . . . . . . . . . .   44
     Section 9.5        Counterparts  . . . . . . . . . . . . . . . . . .   44
     Section 9.6        Entire Agreement  . . . . . . . . . . . . . . . .   44
     Section 9.7        No Third Party Beneficiaries  . . . . . . . . . .   44
     Section 9.8        Governing Law . . . . . . . . . . . . . . . . . .   44
     Section 9.9        Binding Effect; Assignment  . . . . . . . . . . .   45
     Section 9.10       Expenses  . . . . . . . . . . . . . . . . . . . .   45
     Section 9.11       Public Announcements  . . . . . . . . . . . . . .   45
     Section 9.12       Severability  . . . . . . . . . . . . . . . . . .   45

INDEX OF SCHEDULES        . . . . . . . . . . . . . . . . . . . . . . . .   47

INDEX OF EXHIBITS         . . . . . . . . . . . . . . . . . . . . . . . .   49


                     STOCK TRANSFER AND EXCHANGE AGREEMENT

     This Stock Transfer and Exchange Agreement (this "Agreement") is made and entered into August 30, 1996, to be effective as of August 2, 1996, among United Magazine Company, an Ohio corporation ("Unimag"), Read-mor Book Stores, Inc., an Ohio corporation ("Read-MOr"), and all of Read-mor's shareholders which are listed on Schedule 4.2 (individually, a "Read-Mor Shareholder" and collectively, the "Read-mor Shareholders").

                             BACKGROUND INFORMATION

     A. Unimag desires to acquire the magazine, book, newspaper and sundries distribution, retail and related businesses of Read-mor (the "Retail Periodical Business") through an exchange (the "Exchange"), pursuant to which Read-mor's Class A common shares, voting, without par value, and Class B common shares, nonvoting, without par value (each a "Read-mor share" and collectively, the "Read-Mor Shares"), outstanding at the Escrow Closing (defined in Section 1.2, below) shall be exchanged for (1) Unimag's common shares, without par value ("Unimag Shares"), and (2) senior and subordinated debentures of Unimag, subject to and upon the terms and conditions set forth in this Agreement.

     B. The respective boards of directors of Unimag and Read-mor have (1) determined that the Exchange and the other transactions contemplated in this Agreement are desirable and in the best interests of their respective shareholders, and (2) duly approved and adopted this Agreement.

     C. Unimag and Read-mor intend that the Exchange qualify, along with other exchanges between other companies and Unimag occurring both before and after the closing of the transactions contemplated by this Agreement, as a tax-free exchange under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), subject to the rules of Section 351 of the Code and the regulations promulgated thereunder applicable to the receipt and taxability of "boot" (within the meaning of such rules).

                             STATEMENT OF AGREEMENT

     The parties to this Agreement (each a "Party," and collectively, the "Parties") hereby acknowledge the accuracy of the above Background Information and, in consideration of the representations, warranties, covenants, and agreements set forth in this Agreement, the Parties agree as follows:

                                   ARTICLE 1
                                    EXCHANGE

     Section 1.1 EXCHANGE. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of Section 351 of the Code, the Read-mor Shareholders shall transfer all of the Read-mor Shares to Unimag in exchange for Unimag's transfer to the Read-mor Shareholders of Unimag Shares and senior and subordinated debentures of Unimag (both in the amounts and as described in Section 2.1). Immediately after this exchange, the former Read-mor Shareholders shall represent a part of the group of transferors, a list of whom is attached as Schedule 1.1, who will be in control (as defined in Section 368(c) of the Code) of Unimag.

     Section 1.2  ESCROW CLOSING; CLOSING.  The escrow closing of the
Exchange and the other transactions contemplated by this Agreement (the "Escrow Closing") shall be held at the offices of Baker & Hostetler, 65 East State Street, Columbus, Ohio 43215, commencing at 10:00 a.m. Columbus, Ohio time on such date (the "Escrow Closing Date") as may be reasonably designated by Unimag; provided that it is the intention of the Parties that the Escrow Closing shall be held not later than September 28, 1996. As provided in
Section 6.5, after the Escrow Closing the only conditions to the release of this Agreement and the other documents executed in connection with the transactions contemplated by this Agreement (the "Additional Documents") from the Document Escrow Agreement (defined in Section 6.4) shall be the approval of the Exchange by the board of directors and the shareholders of Unimag and the escrow closing of certain other acquisitions. Within ten days after such shareholder approval (the "Closing Date"), the Parties will cause the Agreement and the Additional Documents to be delivered to the appropriate Party in accordance with the terms and conditions of the Document Escrow Agreement and the Parties will close the Exchange (the "Closing"). In no event shall the Closing be held later than December 31, 1996.

                                   ARTICLE 2
                    EXCHANGE OF CAPITAL STOCK AND DEBENTURES

     Section 2.1        EXCHANGE OF CAPITAL STOCK.  At the Closing:

          (a) Outstanding Read-mor Shares. Each Read-mor Share which is issued and outstanding immediately prior to the Escrow Closing shall, subject to the provisions of Section 2.2, and subject to the adjustments provided for in Section Section 2.1(b) and 3.3, be exchanged for (i)
     427.33 Unimag Shares (an aggregate of 213,665.48 Unimag Shares for all Read-mor Shares exchanged), and (ii) 615.86 principal amount of Unimag debentures (an aggregate of $307,929.67 principal amount of Unimag debentures for all Read-mor Shares exchanged) (the "Unimag Debentures"). The Unimag Debentures shall be issued pursuant to the terms of the Debenture Agreement attached hereto as Exhibit A. An aggregate of $175,273.56 principal amount of the Unimag Debentures ($350.55 per Read-mor Share converted) will be Senior Debentures (as defined in the Debenture Agreement), and the balance of the Unimag Debentures will be Subordinated Debentures (as defined in the Debenture Agreement).

          (b) Valuation Adjustment. The amount of Unimag Shares and the principal amount of Unimag Debentures to be received upon exchange of the Read-mor Shares is based upon a total valuation of Read-mor of $628,427.91, or $1,256.86 per Read-mor Share, with 51.00% of this value being exchanged for Unimag Shares at an agreed upon price of $1.50 per Unimag Share, and 49.00% of this value being exchanged for Unimag Debentures. The value of Read-mor was determined by adding the sum of:

            (i) An amount equal to 60% of the annual retail sales of Read-mor for the 52-week period ended on or about December 31, 1995, which is currently estimated to be $537,082.57 ("1995 Sales"); plus

            (ii) The tangible net worth of Read-mor as of December 31, 1995, which is currently estimated to be $91,345.34 (the "Tangible Net Worth").

                 Within 30 days after the Escrow Closing Date, the Read-mor Shareholders shall cause to be prepared and delivered to Unimag (A) the balance sheet of Read-mor as of June 30, 1996 (the "June 30th Balance Sheet"), and (B) copies of Read-mor's sales and related reports (and all supporting documentation relating to such reports) for the 52-week period ended on or about December 31, 1995 (the "1995 Sales Reports"), and the sales and related reports for each of the three weeks before the beginning of and after the end of such 52-week period. The June 30th Balance Sheet shall: (1) be prepared from and in accordance with the books and records of Read-mor; (2) be prepared in conformity with generally accepted accounting principles applied on a consistent basis, including without limitation the generally accepted accounting principles set forth on
     Schedule 2.1(b), but subject to the exceptions to generally accepted accounting principles also set forth on Schedule 2.1(b); and (3) fairly present in all material respects the financial condition of Read-mor as of such date in accordance with such practices. The Read-mor Shareholders shall also deliver to Unimag copies of the work papers used in connection with the preparation of the June 30th Balance Sheet and the 1995 Sales Reports. The 1995 Sales Reports shall fairly present in all material respects Read-mor's 1995 Sales.

               As soon as practical after Read-mor delivers to Unimag the June 30th Balance Sheet, the 1995 Sales Reports, and the related workpapers, Unimag shall cause Arthur Andersen LLP to conduct an audit of the June 30th Balance Sheet to determine the actual Tangible Net Worth of Read-mor as of such date, and, if necessary, to conduct a review of the 1995 Sales Reports to confirm the accuracy of the recorded amount of 1995 Sales. In connection with the review of the 1995 Sales Reports, Arthur Andersen will also review the sales and related reports for each of the three weeks before and after the 52-week period to confirm that there has been an appropriate cut-off of sales and related matters (in accordance with Generally Accepted Accounting Principles) at the beginning and end of the 52-week period. In connection with the determination of 1995 Sales, Arthur Andersen shall deduct the aggregate amount of purchases made by Read-mor from Ohio Periodical Distributors, Inc., during the 52-week period. The determination of the Tangible Net Worth shall be made consistent with the generally accepted accounting principles (and exceptions therefrom) set forth in Schedule 2.1(b). Arthur Andersen LLP shall promptly deliver a report as to its determination of the actual value of Read-mor to Unimag and the Read-mor Shareholders. Within thirty
     (30) days after the delivery of this
     report to them, the Read-mor Shareholders shall deliver to Unimag a written statement describing their objections (if any) to Arthur Andersen LLP's determination of Tangible Net Worth, 1995 Sales, and the actual value of Read-mor. Unimag and the Read-mor Shareholders shall use reasonable efforts to resolve any disputes regarding these determinations, and if they are unable to resolve any such disputes within thirty (30) days after the Read-mor Shareholders have submitted their objections to Unimag, then Price Waterhouse LLP, an independent accounting firm, shall resolve any such disputes. The Parties shall use reasonable efforts to cause Price Waterhouse LLP to decide all disputed items as soon as practicable (but in any event within thirty (30) days). All fees and expenses of Arthur Andersen LLP shall be borne by Unimag, but the fees and expenses of Price Waterhouse LLP shall be borne equally between Unimag, on the one hand, and the Read-mor Shareholders, on the other.

               If the actual value of Read-mor, as so determined, is more than $628,427.91, then Unimag shall issue additional Unimag Shares, valued at $1.50 per share, equal to 51.00% of, and additional Unimag Subordinated Debentures in a principal amount equal to 49.00% of, the amount by which the actual value of Read-mor, as so determined, exceeds $628,427.91. If the actual value of Read-mor, as so determined, is less than $628,427.91, then the parties shall reduce the number of Unimag Shares, valued at $1.50 per share, issued to the Read-mor Shareholders by an amount equal to 51.00% of, and the Unimag Subordinated Debentures issued to the Read-mor Shareholders by an amount equal to 49.00% of, the amount by which the actual value of Read-mor, as so determined, is less than $628,427.91. Notwithstanding the foregoing, if any reduction in the amount of Unimag Shares to be issued would in any way prevent the Exchange, along with other exchanges between other companies and Unimag occurring both before and after the closing of the transactions contemplated by this Agreement, from being treated as a tax-free exchange under Section 351 of the Code, then the relative percentage of Unimag Shares and Unimag Subordinated Debentures to be so returned shall be adjusted in order to maintain the tax-free exchange nature of these transactions. In the event that the Read-mor Shareholders fail to return such Unimag Shares and Unimag Subordinated Debentures within 30 days after a determination that the actual value of Read-mor is less than $628,427.91, then, in addition to any other rights or remedies Unimag may have under this Agreement or otherwise, Unimag shall have the right to setoff the value of such Unimag Shares and Unimag Subordinated Debentures against any amount owed to the Read-mor Shareholders by Unimag, whether pursuant to this Agreement or the Unimag Debentures.

        (c) Read-mor Treasury Shares. Each Read-mor Share, if any, which is held by Read-mor as a treasury share immediately prior to the Escrow Closing shall, by virtue of the Exchange and without any required action on the part of Read-mor, cease to exist and be canceled and retired, and no cash or other property shall be issued in respect thereof.

     Section 2.2        EXCHANGE OF CERTIFICATES; ISSUANCE OF SHARES AND
                        DEBENTURES.

         (a) Delivery of Read-mor Share Certificates. At the Closing, each Read-mor Shareholder shall surrender to Unimag the certificates evidencing all the Read-mor Shares (the "Read-Mor Share Certificates") owned by such Read-mor Shareholder immediately prior to the Escrow Closing.

         (b) Issuance of Unimag Shares. At the Closing, upon delivery of the Read-mor Share Certificates evidencing all of the Read-mor Shares owned by each Read-mor Shareholder pursuant to Section 2.2(a), Unimag shall issue to each Read-mor Shareholder that number of Unimag Shares which such Read-mor Shareholder is entitled to receive as described in Section 2.1.

               Unimag shall not be obligated to issue any fractional Unimag Shares as a result of the Exchange described in Section 2.1 and this subsection. To the extent that an outstanding Read-mor Share would otherwise become a fractional Unimag Share as a result of such exchange, the holder of such Read-mor Share shall be entitled to receive a cash payment for such fractional interest in an amount equal to such fractional interest multiplied by $1.50 upon presentation of an appropriate Read-mor Share Certificate representing such fractional interest to Unimag pursuant to this Section 2.2. Such payment is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one Read-mor Share Certificate is exchanged by the same Read-mor Shareholder, the number of Unimag Shares issuable to such Read-mor Shareholder pursuant to Section 2.1 and this subsection shall be computed on the basis of the aggregate number of Read-mor Shares represented by such Read-mor Share Certificates.

         (c) Issuance of Unimag Debentures. At the Closing, upon the delivery of the Read-mor Share Certificates evidencing all of the Read-mor Shares owned by each Read-mor Shareholder pursuant to Section 2.2(a), Unimag shall issue to each Read-mor Shareholder the Unimag Debentures which such Read-mor Shareholder is entitled to receive as described in
     Section 2.1.

         (d) Distributions with Respect to Unexchanged Shares. The Read-mor Shareholders shall have no rights as shareholders of Unimag and no rights as debentureholders of Unimag (except that the Debenture Agreement shall provide that interest will begin accruing under both the Unimag Senior and Subordinated Debentures effective as of July 1, 1996) until they have exchanged their Read-mor Shares, and no dividends or other distributions or payments with respect to Unimag Shares or Unimag Debentures having a record date either before or after the Closing shall be paid to the holder of any delivered Read-mor Share Certificate until such holder delivers such certificate.

         (e) Unimag Shares to be Restricted Securities. The Unimag Shares to be received by the Read-mor Shareholders in the Exchange shall be restricted securities within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"). The Read- mor Shareholders understand and agree that such shares may not be sold, pledged, hypothecated or otherwise transferred unless such shares are registered under the Act or pursuant to an opinion of counsel, which opinion and counsel are reasonably acceptable to Unimag and its counsel, that an exemption from such registration is available. The Read- mor Shareholders agree that the following legend may be placed on the certificates for the Unimag Shares to be received by them and that appropriate stop-transfer instructions may be given to Unimag's transfer agent and registrar:

                 THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
               REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, UNLESS THEY ARE AT THE TIME SO REGISTERED, OR THE SALE OR TRANSFER THEREOF IS NOT REQUIRED TO BE SO REGISTERED, OR IS MADE PURSUANT TO THE APPLICABLE EXEMPTION FROM REGISTRATION PROVIDED IN THE SECURITIES ACT OF 1933, AS AMENDED, OR IN THE RULES OR REGULATIONS THEREUNDER.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF UNIMAG

                 In order to induce Read-mor and the Read-mor Shareholders to enter into this Agreement, Unimag hereby represents and warrants to Read-mor and the Read-mor Shareholders that the statements set forth in this Article 3 are true, correct and complete.

         Section 3.1 ORGANIZATION AND STANDING. Unimag is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio with full power and authority (corporate and otherwise), to own, lease, use, and operate its properties and to conduct its business as and where now owned, leased, used, operated, and conducted. Unimag is duly qualified to do business and is in good standing in each state where the nature of the business or other activities conducted by Unimag or the properties it owns, leases, or operates requires it to qualify to do business as a foreign corporation, except where the failure to be so qualified would not have a material adverse effect on the business, operations, assets, properties, or condition (financial or otherwise) of Unimag. Unimag is not in default or in violation of the performance, observation or fulfillment of any material provision of its articles of incorporation or code of regulations.

         Section 3.2 CORPORATE POWER AND AUTHORITY. Unimag has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Exchange and other transactions contemplated by this Agreement. This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Unimag (except for final approval by the board of directors and the shareholders of Unimag to be obtained after the date of this Agreement). This

Agreement has been duly executed and delivered by Unimag and constitutes a legal, valid, and binding obligation of Unimag, enforceable against Unimag in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, or other similar laws from time to time in effect which may affect the enforcement of creditors' rights in general, and
(b) general principles of equity.

         Section 3.3 CAPITALIZATION OF UNIMAG. As of the date of this Agreement, Unimag's authorized capital stock consists solely of 53,250,000 Unimag Shares of which (a) 27,660,334 shares are issued and outstanding and (b) 16,074,718 shares are issued and held as treasury shares. Each outstanding Unimag Share is, and all Unimag Shares to be issued in connection with the Exchange will be, duly authorized, validly issued, fully paid, and nonassessable. Read-mor and the Read-mor Shareholders acknowledge that prior to the Closing, Unimag may (i) authorize additional capital stock, including additional Unimag Shares, or (ii) reduce the number of outstanding Unimag Shares by means of a reverse stock split, or any other method which would result in a reduction in the number of outstanding Unimag Shares. Unimag will deliver written notice to Read-mor and the Read-mor Shareholders if it authorizes any such action. Except as otherwise described in this Agreement, and except as disclosed in Schedule 3.3, Unimag has not entered into any agreement which would require it to reduce or increase the number of Unimag Shares outstanding. In the event that Unimag authorizes a reverse stock split or other reduction in the number of outstanding Unimag Shares, then the $1.50 agreed upon price of a Unimag Share for purposes of the exchange of Read-mor Shares for Unimag Shares pursuant to Section 2.1 shall be proportionately adjusted with the objective that the Read-mor Shareholders, in the aggregate, shall have the right to receive the same proportionate ownership interest in Unimag as before the reduction in the number of outstanding Unimag Shares. Read-mor and the Read-mor Shareholders also acknowledge that prior to the Closing, Unimag will have issued Unimag Shares and Unimag Debentures to Michiana, Stoll and certain of the Scherer Companies (all defined in Section 5.3(c)) and that such issuances will have no affect whatsoever on the amount of Unimag Shares and Unimag Debentures to be issued to the Read-mor Shareholders in connection with the Exchange.

         Section 3.4 CONFLICTS; CONSENTS; AND APPROVALS. Neither the execution and delivery of this Agreement by Unimag nor compliance by Unimag with the terms and provisions of this Agreement, including without limitation the consummation of the transactions contemplated by this Agreement, shall:

                 (a) Violate, conflict with, result in a violation or breach of any provision of, constitute a default (or an event which, with the giving of notice, the passage of time, or otherwise, would constitute a default) under, entitle any third party (with the giving of notice, the passage of time, or otherwise) to terminate, accelerate, or declare a default under, or result in the creation of any lien, security interest, charge, or other encumbrance upon any of the properties or assets of Unimag under any of the terms or conditions of the articles of incorporation or code of regulations of Unimag, or under any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease, or other instrument or obligation to which Unimag is a party and which is material to Unimag and its subsidiaries, taken as a whole;

                  (b) Violate any order, writ, injunction, decree, statute, rule, or regulation, applicable to Unimag or its respective properties or assets; or

                  (c) Require any action, consent, or approval of, review by, or registration with any third party, court, governmental body, or other agency, instrumentality, or authority, other than (i) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (ii) actions to be taken in respect of federal and state securities laws as contemplated by this Agreement, and (iii) approval by the shareholders of Unimag.

         Section 3.5      LITIGATION.  Except as disclosed in Schedule 3.5:
(a) there is no (and over the last three years there have been no) suits, claims, actions, proceedings, or investigations (collectively, "Actions") pending or, to the best knowledge of Unimag, threatened against Unimag or any of its subsidiaries in which the amount in dispute exceeds (or exceeded) $25,000, or which has or could result in liability or loss for Unimag or any of its subsidiaries of more than $25,000, or which, individually or in the aggregate, is reasonably likely to have a material adverse effect on Unimag and its subsidiaries, taken as a whole, or a material adverse effect on the ability of Unimag to consummate the Exchange and other transactions contemplated by this Agreement; and (b) to the best knowledge of Unimag, there exist no disputes, conflicts or circumstances providing the basis for a dispute or conflict which could reasonably be expected to result in any such Action. Neither Unimag nor any subsidiary is subject to any outstanding judgment, order, writ, injunction, or decree which, individually or in the aggregate, has a reasonable probability of having a material adverse effect on the business operations, assets, properties, condition (financial or otherwise), or prospects of Unimag, or a material adverse effect on the ability of Unimag to consummate the Exchange or other transactions contemplated by this Agreement.

         Section 3.6 BROKERAGE AND FINDER'S FEES. Neither Unimag nor any of its shareholders, directors, officers, or employees has incurred any brokerage, finder's, or similar fee in connection with the Exchange and other transactions contemplated by this Agreement.

         Section 3.7 UNIMAG 10-K AND 10-Q. Unimag has previously made available to Read-mor and the Read-mor Shareholders true, correct, and complete copies of Unimag's most recent 10-KSB for the fiscal year ending September 30, 1995 (the "10-K"), and Unimag's most recent 10-QSB for the fiscal quarter ending June 30, 1996 ("10-Q"), both of which have been filed with the Securities and Exchange Commission ("SEC"). The financial statements of Unimag included in the 10-K and 10-Q have been prepared from and in accordance with the books and records of Unimag and in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the 10-Q, as permitted by the SEC under the Securities and Exchange Act of 1934, as amended) and fairly present (subject, in the case of the 10-Q, to normal and recurring audit adjustments) the consolidated financial position of Unimag and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

         Section 3.8 TAXES. Unimag has duly paid, or caused to be paid, all taxes, assessments, fees, and other governmental charges (hereinafter, "taxes") payable by Unimag or its subsidiaries. Unimag has duly filed, or caused to be filed, all federal, state, local and foreign tax returns and tax reports required to be filed by it or its subsidiaries and all such returns and reports are true, correct, and complete. There is no pending or, to the best knowledge of Unimag, threatened federal, state, local or foreign tax audit or assessment relating to it or its subsidiaries and there is no agreement with any federal, state, local, or foreign tax authority that may affect the subsequent tax liabilities of Unimag and its subsidiaries.

         Section 3.9 UNDISCLOSED LIABILITIES. Unimag has no liability or obligation of any nature (whether liquidated, unliquidated, accrued, absolute, contingent, or otherwise and whether due or to become due) except:

                 (a) Those set forth or reflected in the 10-Q or the financial statements therein set forth, which have not been paid or discharged since the date thereof;

                 (b) Current liabilities (determined in accordance with generally accepted accounting principles) incurred since June 30, 1996, in transactions in the ordinary course of business consistent with past practices which are properly reflected on its books and which are not inconsistent with the other representations, warranties and agreements of Unimag set forth in this Agreement; and

                 (c) Liabilities which, consistent with generally accepted accounting principles, are not required to be reflected in its financial statements.

         Section 3.10 COMPLIANCE WITH LAW. To the best knowledge of Unimag, Unimag has complied and is in compliance in all material respects with all laws, statutes, ordinances, orders, rules and regulations promulgated, and all judgments, decisions and orders entered, by any federal, state, local or foreign court or governmental authority or instrumentality which are applicable or relate to it or to its businesses or properties.

         Section 3.11 NO MATERIAL ADVERSE CHANGE. Since the filing of the 10-Q with the SEC, there has been no material adverse change in the properties, assets, liabilities, business, results of operations, or condition (financial or otherwise) of Unimag. Unimag is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity.

         Section 3.12 SECTION 351 EXCHANGE. It is the intention of Unimag to treat the acquisition of Read-mor pursuant to this Agreement along with other exchanges and acquisitions occurring before and after the closing of the transactions contemplated by this Agreement, as an exchange under Section 351 of the Code, subject to the rules of Section 351 of the Code and the regulations promulgated thereunder applicable to the receipt and taxability of "boot" (within the meaning of such rules). Unimag shall be solely responsible for evaluating (and determining the appropriate methods required for reporting) all federal, state, and local income and other tax consequences to Unimag which will and may result from the transactions contemplated by this Agreement.

                                   ARTICLE 4
                       REPRESENTATIONS AND WARRANTIES OF
                     READ-MOR AND THE READ-MOR SHAREHOLDERS

                 In order to induce Unimag to enter into this Agreement, Read-mor and each of the Read-mor Shareholders hereby jointly and severally represent and warrant to Unimag that the statements contained in this Article 4 are true, correct, and complete.

         Section 4.1 ORGANIZATION AND STANDING. Read-mor is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio with full power and authority (corporate and otherwise) to own, lease, use, and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Read-mor is duly qualified to do business and is in good standing in each state listed in Schedule 4.1, is not qualified to do business in any other state and, except as set forth in
Schedule 4.1, neither the nature of the business or other activities conducted by Read-mor nor the properties it owns, leases, or operates requires it to qualify to do business as a foreign corporation in any other state, except where the failure to be so qualified would not have a material adverse effect on the business, operations, assets, properties, condition (financial or otherwise) or prospects of Read-mor. Read-mor has not received any written notice or assertion within the last three years from any governmental official in any state to the effect that Read-mor is required to be qualified or authorized to do business in a state in which Read-mor is not so qualified or has not obtained such authorization. Read-mor is not in default or in violation of the performance, observation or fulfillment of any material provision of its articles of incorporation or code of regulations.

         Section 4.2 CAPITALIZATION AND SECURITY HOLDERS; SUBSIDIARIES. The authorized capital stock of Read-mor consists solely of (a) 500 common shares, voting, without par value, (i) 300 of which are issued and outstanding and (ii) none of which are held as treasury shares. Schedule 4.2 contains a correct and complete list of the names and addresses of all of the shareholders of Read-mor and indicates all Read-mor Shares owned beneficially and of record by each such shareholder. Each outstanding Read-mor Share has been duly authorized and validly issued and is fully paid and nonassessable, and no Read-mor Share has been issued in violation of preemptive or similar rights. Except as set forth and briefly described in Schedule 4.2, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims, or other commitments or rights of any type relating to the issuance, sale, or transfer by Read-mor or any Read-mor Shareholder of any securities of Read-mor, nor are there outstanding any securities which are convertible into or exchangeable for shares of capital stock of Read-mor; and Read-mor has no obligations of any kind to issue any additional securities. The issuance and sale of all securities of Read-mor has been in full compliance with all applicable federal and state securities laws. Read-mor does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture, or any other entity or enterprise. Read-mor is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any entity.

         Section 4.3 OWNERSHIP OF SHARES AND AUTHORITY. Except as set forth and briefly described in Schedule 4.3, all of the Read-mor Shares are owned free and clear of all liens, security interests, encumbrances, pledges, charges, claims, voting trusts, and restrictions of any nature whatsoever, except restrictions on transfer imposed by or pursuant to federal or state securities laws. Each Read-mor Shareholder owns beneficially and of record all of the Read-mor Shares disclosed as being owned by him or her on Schedule 4.2, and each Read-mor Shareholder has the full and unrestricted right, power and capacity to transfer and deliver the same and to execute this Agreement and consummate the transactions contemplated by this Agreement without the consent or approval of any other person. This Agreement has been duly executed and delivered by each Read-mor Shareholder and constitutes the legal, valid and binding obligation of each Read-mor Shareholder, enforceable against such Read-mor Shareholder in accordance with its terms except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, or other similar laws from time to time in effect which may affect the enforcement of creditors' rights in general, and (b) general principles of equity.

         Section 4.4 CORPORATE POWER AND AUTHORITY. Read-mor has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the Exchange and other transactions contemplated by this Agreement. This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Read-mor. This Agreement has been duly executed and delivered by Read-mor and constitutes the legal, valid, and binding obligation of Read-mor, enforceable against Read-mor in accordance with its terms, except as such enforceability may be limited by
(a) applicable bankruptcy, insolvency, or other similar laws from time to time in effect which may affect the enforcement of creditors' rights in general, and
(b) general principles of equity.

         Section 4.5 CONSENTS AND APPROVALS. Except for the consents described in Schedule 4.5, all of which shall be obtained prior to the Escrow Closing (unless otherwise agreed by Unimag in writing), neither the execution and delivery of this Agreement by Read-mor or the Read-mor Shareholders nor the consummation of the transactions contemplated by this Agreement requires or will require any action, consent, or approval of, review by, or registration with any third party, court, governmental body, or other agency, instrumentality, or authority, other than (i) actions required by the HSR Act, and (ii) actions to be taken in respect of federal and state securities laws as contemplated by this Agreement.

         Section 4.6 FINANCIAL STATEMENTS. Read-mor has furnished to Unimag the balance sheet of Read-mor as of December 31, 1995, and the related statements of income, changes in shareholders' equity, and cash flows for the fiscal year then ended, including, in each case, the related notes (collectively, the "Compiled Statements"). The Compiled Statements have been prepared from and are in accordance with the books and records of Read-mor, and fairly present in all material respects the financial condition of Read-mor as of the date stated and the results of operations of Read-mor for the period then ended in accordance with such practices.

         Section 4.7      UNDISCLOSED LIABILITIES.  Except as disclosed in
Schedule 4.7, Read-mor has no liability or obligation of any nature (whether liquidated, unliquidated, accrued, absolute, contingent, or otherwise and whether due or to become due) except:

                  (a) Those set forth or reflected in the Compiled Statements which have not been paid or discharged since the date thereof;

                  (b) Current liabilities (determined in accordance with generally accepted accounting principles) incurred since December 31, 1995, in transactions in the ordinary course of business consistent with past practices which are properly reflected on its books and which are not inconsistent with the other representations, warranties, and agreements of Read-mor and the Read-mor Shareholders set forth in this Agreement; and

                  (c) Liabilities which, consistent with generally accepted accounting principles, are not required to be reflected in the Compiled Statements.

         Section 4.8 ABSENCE OF CERTAIN CHANGES. Except as expressly provided for or permitted under Section 5.2(a) or Section 5.2(f) of this Agreement, or as set forth in Schedule 4.8, since December 31, 1995, there has not been:

                  (a) Any material adverse change in the business, operations, assets, properties, customer base, prospects, rights, or condition (financial or otherwise) of Read-mor or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such material adverse change;

                  (b) Any declaration, setting aside, or payment of any dividend or any distribution (in cash or in kind) to any Read-mor Shareholder, or any direct or indirect redemption, purchase, or other acquisition by Read-mor of any of its capital stock, or any options, warrants, rights, or agreements to purchase or acquire such stock;

                  (c) Any increase in amounts payable by Read-mor to or for the benefit of, or committed to be paid by Read-mor to or for the benefit of, any shareholder, director, officer, or other consultant, agent, or employee of Read-mor whose total annual compensation exceeds $50,000 or any relatives of such person, or any increase in any benefits granted under any bonus, stock option, profit-sharing, pension, retirement, severance, deferred compensation, group health, insurance, or other direct or indirect benefit plan, payment or arrangement made to, with, or for the benefit of any such person;

                  (d) Any transaction entered into or carried out by Read-mor other than in the ordinary and usual course of business consistent with past practices;

                  (e) Any borrowing or agreement to borrow funds by Read-mor, any incurring by Read-mor of any other obligation or liability (contingent or otherwise), except liabilities incurred in the usual and ordinary course of Read-mor's business (consistent with past practices), or any endorsement, assumption or guarantee of payment or performance of any loan or obligation of any other person or entity by Read-mor;

                  (f) Any material change in Read-mor's method of doing business or any change in its accounting principles or practices or its method of application of such principles or practices;

                  (g) Any mortgage, pledge, lien, security interest, hypothecation, charge, or other encumbrance imposed or agreed to be imposed on or with respect to the property or assets of Read-mor;

                  (h) Any sale, lease, or other disposition of, or any agreement to sell, lease, or otherwise dispose of any of the operating properties or assets of Read-mor, other than sales of inventory in the usual and ordinary course of business for fair equivalent value to persons other than directors, officers, shareholders, or other affiliates of Read-mor;

                  (i) Any purchase of or any agreement to purchase assets (other than inventory purchased in the ordinary course of business consistent with past practices) for an amount in excess of $50,000 for any one purchase or $100,000 for all such purchases made by Read-mor or any lease or any agreement to lease, as lessee, any capital assets with payments over the term thereof to be made by Read- mor exceeding an aggregate of $100,000;

                  (j) Any loan or advance made by Read-mor to any person other than loans made to Read-mor's customers in the ordinary course of business consistent with past practices not exceeding $50,000, in the aggregate, to any customer;

                  (k) Any modification, waiver, change, amendment, release, rescission, or termination of, or accord and satisfaction with respect to, any material term, condition, or provision of any contract, agreement, license, or other instrument to which Read-mor is a party, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business; or


                  (l) Any labor dispute or disturbance adversely affecting the business operations or condition (financial or otherwise) of Read-mor, including without limitation the filing of any petition or charge of unfair labor practice with any governmental or regulatory authority, efforts to effect a union representation election, or actual or threatened employee strike, work stoppage, or slow down.

                 Section 4.9      TAXES.

                 (a) Except as set forth and briefly described in Schedule 4.9, Read-mor has duly paid all taxes payable by Read-mor. Read-mor has duly filed all federal, state, local, and foreign tax returns and tax reports required to be filed by it and all such returns and reports are true, correct, and complete. Except as disclosed and briefly described in Schedule 4.9, since December 31, 1991, none of such returns and reports have been amended, and except as set forth and briefly described in Schedule 4.9, all taxes, arising under or reflected on such returns and reports have been fully paid or were fully accrued as liabilities in the Compiled Statements and shall be paid before the Closing. During the last five (5) years, no claim has been made by authorities in any jurisdiction where Read-mor did not file tax returns that it is or may be subject to taxation therein.

                 (b) Read-mor has delivered to Unimag copies of all federal, state, local, and foreign income tax returns filed with respect to it for taxable periods ended on or after December 31, 1991.
         Schedule 4.9 sets forth the dates and results of any and all audits conducted by taxing authorities within the last five years or otherwise with respect to any tax year for which assessment is not barred by any applicable statute of limitations. No waivers of any applicable statute of limitations for the filing of any tax returns or payment of any taxes or assessments of any deficient or unpaid taxes are outstanding. Except as set forth and briefly described in
         Schedule 4.9, all deficiencies proposed as a result of any audits have been paid or settled or have been fully accrued as liabilities in the Compiled Statements and shall be paid before the Closing. Except as set forth and briefly described in Schedule 4.9, there is no pending or, to the best knowledge of Read-mor and the Read-mor Shareholders, threatened federal, state, local, or foreign tax audit or assessment relating to Read-mor, and there is no agreement with any federal, state, local, or foreign taxing authority that may affect the subsequent tax liabilities of Read-mor.

                 (c) Except as set forth and briefly described in Schedule 4.9, all taxes attributable to the existence or operation of Read-mor as at or through December 31, 1995 are, to the extent not already paid, accurately reflected in the Compiled Statements.

                 (d) Except as set forth and briefly described in Schedule 4.9, there exists no tax-sharing agreement or arrangement pursuant to which Read-mor is obligated to pay the tax liability of any other person or entity or to indemnify any other person or entity with respect to any tax.

                 (e) Schedule 4.9 includes a list of all states, territories and jurisdictions to which any tax is properly payable by Read-mor.

         Section 4.10 COMPLIANCE WITH LAW. Except as disclosed and briefly described in Schedule 4.10, to the best knowledge of Read-mor and the Read-mor Shareholders, Read-mor has complied and is in compliance in all material respects with all nonenvironmental (environmental matters being addressed in Section 4.15) laws, statutes, ordinances, orders, rules and regulations promulgated, and all judgments, decisions, and orders entered, by any federal, state, local, or foreign court or governmental authority or instrumentality which are applicable or relate to it or to its business or properties including without limitation: (a) all zoning, fire, safety, and building laws, ordinances, regulations, and requirements; (b) Title VII of the Civil Rights Act of 1964, as amended; (c) the Fair Labor Standards Act, as amended; (d) the Occupational Safety and Health Act of 1970, as amended; (e) the Americans with Disabilities Act of 1990; (f) all applicable federal, state and local laws, rules and regulations relating to employment; (g) all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees; (h) federal and state antitrust and trade regulation laws applicable to competition generally or to agreements restricting, allocating, or otherwise affecting geographic or product markets; and (i) the Controlled Substances Act (collectively, the "Applicable Laws"). To the best knowledge of Read-mor and the Read-mor Shareholders, Read-mor has all franchises, licenses, permits, covenants, authorizations, approvals, and certifications necessary or appropriate for the operation of its business or the ownership of its properties. Schedule 4.10 includes a list of all material franchises, licenses, permits, consents, authorizations, approvals, and certificates owned or held by Read-mor (collectively, the "Permits"), each of which is currently valid and in full force and effect. To the best knowledge of Read-mor and the Read-mor Shareholders, Read-mor is not in violation of any of the Permits, and there is no pending nor, to the best knowledge of Read-mor and the Read-mor Shareholders, any threatened proceeding which could result in the revocation, cancellation or inability of Read-mor to renew any Permit. Except as disclosed and briefly described in Schedule 4.10, Read- mor has not been charged with or given actual notice of any violation of any of the Applicable Laws which violation has not been remedied in full (without any remaining liability of Read-mor).

         Section 4.11     PROPRIETARY RIGHTS.  Schedule 4.11 sets forth:

                 (a) All material names, patents, inventions, trade secrets, proprietary rights, computer software, trademarks, trade names, service marks, logos, copyrights, and franchises and all applications therefor, registrations thereof, and licenses, sublicenses, or agreements in respect thereof which Read-mor owns, has the right to use, or to which Read-mor is a party; and

                 (b) All filings, registrations, or issuances of any of the foregoing with or by any federal, state, local, or foreign regulatory, administrative, or governmental office or offices (all items in (a) and (b) of this Section 4.11, together with the customer lists described below, being sometimes hereinafter referred to collectively as the "Proprietary Rights").

                          Except as set forth in Schedule 4.11, Read-mor is, to the best knowledge of Read-mor and the Read-mor Shareholders, the sole and exclusive owner of all right, title, and interest in and to all Proprietary Rights free and clear of all liens, claims, charges, equities, rights of use, encumbrances, and restrictions whatsoever, and there is not pending or, to the best knowledge of Read-mor and the Read-mor Shareholders, threatened any investigation, proceeding, inquiry, or other review by any federal, state, local, or foreign regulatory, administrative, or governmental office or offices with respect to Read-mor's right, title, or interest in any Proprietary Right.

                          Other than those Proprietary Rights listed in
         Schedule 4.11, no name, patent, invention, trade secret, customer list, proprietary right, computer software, trademark, trade name, service mark, logo, copyright, franchise, license, sublicense, or other such right is necessary for the operation of the business of Read-mor in substantially the same manner as such business is presently conducted. To the best knowledge of Read-mor and the Read-mor Shareholders, the business of Read-mor has not been and is not being conducted in contravention of any trademark, copyright, or other proprietary right of any person or entity.

                          Except as set forth in Schedule 4.11, none of the Proprietary Rights: (i) has been hypothecated, sold, assigned, or licensed by Read-mor, or to the best knowledge of Read-mor and the Read-mor Shareholders, any other person or entity; (ii) to the best knowledge of Read-mor and the Read-mor Shareholders, infringes upon or violate the rights of any person or entity; (iii) to the best knowledge of Read-mor and the Read-mor Shareholders, is subject to challenge, claims of infringement, unfair competition, or other claims; or (iv) to the best knowledge of Read-mor and the Read-mor Shareholders, is being infringed upon or violated by any person or entity. Except as set forth in Schedule 4.11, Read-mor has not given any indemnification against patent, trademark, or copyright infringement as to any equipment, materials, products, services, or supplies which Read-mor uses, licenses, or sells. To the best knowledge of Read-mor and the Read-mor Shareholders, no product, process, method, or operation presently sold, engaged in, or employed by Read-mor infringes upon any rights owned by any other person or entity. There is not pending or, to the best knowledge of Read-mor and the Read-mor Shareholders, threatened any claim or litigation against Read-mor contesting the right of Read-mor to sell, engage in, or employ any such product, process, method, or operation.

                          Except as set forth in Schedule 4.11, Read-mor has exclusive rights to own and use the computer software used by it (the "Software"). Schedule 4.11 lists and briefly describes, all material licenses, agreements, documents, and other materials relating to the Software and to Read-mor's rights therein. Except as set forth in Schedule

         4.11, Read-mor has not licensed or otherwise authorized any other person to use or make use of all or any part of the Software, nor granted, assigned, or otherwise conveyed any right in or to the Software.

         Section 4.12 RESTRICTIVE DOCUMENTS OR LAWS. With the exception of the matters listed in Schedule 4.12, Read-mor is not a party to or bound under any mortgage, lien, lease, agreement, contract, instrument, law, order, judgment or decree, or any similar restriction not of general application which materially and adversely affects, or reasonably could be expected to so affect
(a) the business, operations, assets, properties, prospects, rights, or condition (financial or otherwise) of Read-mor; (b) the continued operation by Unimag of Read-mor's business after the Closing Date on substantially the same basis as such business is currently operated; or (c) the consummation of the transactions contemplated by this Agreement.

         Section 4.13 INSURANCE. Read-mor has been and is insured with respect to its properties and the conduct of its business in such amounts and against such risks as are sufficient for compliance with applicable law and as are adequate to protect its property and business in accordance with normal industry practice. Such insurance is and has been provided by insurers unaffiliated with Read-mor, which insurers are, to the best knowledge of Read-mor and the Read-mor Shareholders, financially sound and reputable. Set forth in Schedule 4.13 is a true, correct, and complete list of all insurance policies and bonds in force in which Read-mor is named as an insured party, or for which Read-mor has paid any premiums, and such list correctly states the name of the insurer, the name of each insured party, the type and amount of coverage, deductible amounts, if any, the expiration date, and the premium amount of each such policy or bond. Except as disclosed in Schedule 4.13, all such policies or bonds are currently in full force and effect and no notice of cancellation or termination has been received by Read-mor with respect to any such policy. Read-mor will continue all of such insurance in full force and effect through the Closing Date. All premiums due and payable on such policies have been paid. Except as disclosed in Schedule 4.13, Read-mor is not a co-insurer under any term of any insurance policy.

         Section 4.14 BANK ACCOUNTS, DEPOSITORIES; POWERS OF ATTORNEY. Set forth in Schedule 4.14 is a true, correct, and complete list of the names and locations of all banks or other depositories in which Read-mor has accounts or safe deposit boxes, and the names of the persons authorized to draw thereon, borrow therefrom, or have access thereto. Except as set forth in Schedule 4.14, no person has a power of attorney from Read-mor.

         Section 4.15 TITLE TO AND CONDITION OF PROPERTIES. Except as set forth in Schedule 4.15, Read-mor has good, valid, and indefeasible title to all of its assets and properties of every kind, nature, and description, tangible or intangible, wherever located, which constitute all of the property now used in and necessary for the conduct of its business as presently conducted (including without limitation all operating property and assets shown or reflected on the Compiled Statements, except inventory sold in the ordinary course of business). Except as set forth in Schedule 4.15, to the best knowledge of Read-mor and the Read-mor Shareholders, all such properties are owned free and clear of all mortgages, pledges, liens, security interests, encumbrances, and restrictions of any nature whatsoever, including without limitation: (a) rights or claims of parties in possession; (b) easements or claims of easements; (c) encroachments, overlaps, boundary line or water drainage disputes, or any other matters; (d) any lien or right to a lien for services, labor, or material furnished; (e) special tax or other assessments;
(f) options to purchase, leases, tenancies, or land contracts; (g) contracts, covenants, or reservations which restrict the use of such properties; and (h) violations of any Applicable Laws applicable to such properties. To the best knowledge of Read-mor and the Read-mor Shareholders, all such properties are usable for their current uses without violating any Applicable Laws, or any applicable private restriction, and such uses are legal conforming uses.
Except as set forth in Schedule 4.15, no financing statement under the Uniform Commercial Code or similar law naming Read-mor or any of its predecessors is on file in any jurisdiction in which Read-mor owns property or does business, and Read-mor is not a party to or bound under any agreement or legal obligation authorizing any party to file any such financing statement. Schedule 4.15 contains a complete and accurate list of the location of all real property which is owned, leased, or operated by Read-mor and describes the nature of Read-mor's interest in that real property. With respect to any real property leased by Read-mor, Read- mor, except as set forth in Schedule 4.15, has an insurable leasehold interest in that real property.

                 Except as set forth in Schedule 4.15, to the best knowledge of Read-mor and the Read-mor Shareholders, all real property and structures, all machinery and equipment, and all tangible personal property owned, leased or used by Read-mor and material to the operation of its business are reasonably suitable for the purpose or purposes for which they are being used (including full compliance with all Applicable Laws) and are in good condition and repair, ordinary wear and tear excepted. Except as set forth in Schedule 4.15, to the best knowledge of Read-mor and the Read-mor Shareholders, there are no material structural defects in the exterior walls or the interior bearing walls, the foundation, or the roof of any building, garage or other such structure owned, leased, or used by Read-mor, and, to the best knowledge of Read- mor and the Read-mor Shareholders, the electrical, plumbing, heating systems, and air conditioning systems, of any such structure are in good operating condition, ordinary wear and tear excepted. The utilities servicing the real properties owned, leased, or used by Read-mor are adequate to permit the continued operation of its business, and there are no pending or, to the best knowledge of Read-mor and the Read-mor Shareholders, threatened zoning, condemnation or eminent domain proceedings, building, utility, or other moratoria, or injunctions or court orders which would materially and adversely affect such continued operation. Schedule 4.15 lists, and Read-mor and the Read-mor Shareholders have furnished or made available to Unimag, copies of all engineering, geologic, and environmental reports prepared by or for Read-mor or with respect to the real property owned, leased or used by Read-mor in their possession which Read-mor and the Read-mor Shareholders have been able to reasonably locate after conducting a good-faith review.

                 Except as set forth in Schedule 4.15, no real or personal property owned, leased, or used by Read-mor has been used to produce, process, store, handle, or transport any hazardous or toxic substance or waste (as those terms are defined or described in any of the applicable laws relating to the protection, preservation, conservation, restoration, or quality of the environment), except to the extent immaterial quantities of hazardous substances are used as an incidental aspect of the operation of its business. Except as set forth in Schedule 4.15, no hazardous or toxic substance or waste has been disposed of, released or discharged on, leaked from, or has otherwise contaminated any real property owned, leased, or used by Read-mor. Except as set forth in Schedule 4.15, no asbestos or substances containing material quantities of asbestos have been installed in any such property. Except as set forth in Schedule 4.15, there are no oil or gas wells capped or uncapped or piping, structures, fixtures or other appliances relating thereto on or about any such property and no such property has been used as a landfill.

         Section 4.16 BROKERS AND FINDERS. No investment banker, broker, finder, or other intermediary: (a) has been retained by or is authorized to act on behalf of Read-mor or the Read-mor Shareholders; (b) has submitted the transactions contemplated by this Agreement to Read-mor or the Read-mor Shareholders; or (c) is or might be entitled to any fee, commission, or other payment from Read-mor or any Read-mor Shareholder as a direct or indirect result of the transactions contemplated by this Agreement

         Section 4.17 LEGAL PROCEEDINGS. Except as described in Schedule 4.17: (a) there are no (and over the last three years there have been no) Actions pending or, to the best knowledge of Read-mor and the Read-mor Shareholders, threatened against or relating to Read-mor (or any of its officers, directors, shareholders, agents, or representatives in connection with the business or affairs of Read-mor), before any federal, state, local, or foreign court or governmental body in which the amount in dispute exceeds (or exceeded) $25,000 or which has or could result in liability or loss for Read-mor or any Read-mor Shareholder of more than $25,000; and (b) to the best knowledge of Read-mor and the Read-mor Shareholders, there exist no disputes, conflicts, or circumstances providing the basis for a dispute or conflict which could reasonably be expected to result in any such Action. There are no Actions pending or, to the best knowledge of Read-mor and the Read-mor Shareholders, threatened for the purpose of enjoining or preventing this Agreement or any other transaction contemplated by this Agreement or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. Except as disclosed in Schedule 4.17, Read-mor is not subject to any judgment, order or decree, or any governmental restriction, which has a reasonable probability of having a material adverse effect on the business operations, assets, properties, condition (financial or otherwise), or prospects of Read-mor.

         Section 4.18     ERISA.

                 (a) Schedule 4.18(a) identifies each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") which (i) is subject to any provision of ERISA, and (ii) is or was at any time during the last 5 years maintained, administered, or contributed to by Read-mor or any affiliate (as defined below) and covers any employee or former employee of Read-mor or any affiliate or under which Read-mor or any affiliate has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto have been furnished to Unimag together with the three most recent annual reports (Form 5500 and all related schedules) and actuarial valuation reports, if any, prepared in connection with any such plan. Such plans are referred to collectively herein as the "Employee Plans". For purposes of this section, "affiliate" of any person or entity means (A) any other person or entity which, together with such person or entity, would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code"), or (B) is an "affiliate," whether or not incorporated, as defined in Section 407(d)(7) of ERISA, of such person or entity. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Pension Plans") are identified as such on Schedule 4.18(a).

                 (b) Except as set forth in Schedule 4.18(b), no Employee Plan constitutes a "multiemployer plan," as defined in Section 3(37) of ERISA, or a "defined benefit plan," as defined in Section 3(35) and subject to Title IV of ERISA, nor does Read-mor have any obligation to create, maintain, or contribute to any such "multiemployer plan" or "defined benefit plan". No Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. No "accumulated funding deficiency," as defined in Section 412 of the Code, has been incurred with respect to any Employee Plan, whether or not waived. Full payment has been made of all amounts which Read-mor is required to have paid as contributions to or benefits under any Employee Plan as of the end of the most recent fiscal year thereof, and there are no unfunded obligations under any Employee Plan. Read-mor knows of no "reportable event," within the meaning of Section 4043 of ERISA, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Employee Plan. No condition exists and no event has occurred which could constitute grounds for termination of any Employee Plan, and neither Read-mor nor any of its affiliates has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make Read-mor, or any officer or director of Read-mor, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code. There is no pending or, to the best knowledge of Read-mor and the Read-mor Shareholders, threatened litigation, arbitration, disputed claim, adjudication, audit, examination, or other proceeding with respect to any Employee Plan or any fiduciary or administrator thereof in their capacities as such.

                 (c) Except as set forth in Schedule 4.18(c), each Employee Plan which is intended to be qualified under Section 401(a) of the Code is, to the best knowledge of Read-mor and the Read-mor Shareholders, so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Read-mor has furnished to Unimag copies of the most recent Internal Revenue Service determination letters with respect to each such plan for which it is the plan sponsor. Except as set forth in Schedule 4.18(c), to the best knowledge of Read-mor and the Read-mor Shareholders, each Employee Plan has been maintained in compliance with its terms and the requirements prescribed by any and all statutes, orders, rules, and regulations, including but not limited to ERISA and the Code, which are applicable to such plan.

                 (d) Except as set forth in Schedule 4.18(d), there is no contract, agreement, plan, or arrangement covering any employee or former employee of Read-mor or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of the Code.

                 (e) Schedule 4.18(e) identifies each employment, severance, or other similar contract, arrangement, or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, severance benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation, or other forms of incentive compensation or post-retirement insurance, compensation, or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained, or contributed to, as the case may be, by Read-mor or any of its affiliates, and (iii) covers any employee or former employee of Read-mor or any of its affiliates. Such contracts, plans, and arrangements as are described above, copies or descriptions of which have been furnished previously to Unimag, are referred to collectively herein as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with requirements prescribed by any and all statutes, orders, rules, and regulations that are applicable to such Benefit Arrangement.

                 (f) Except as set forth in Schedule 4.18(f), there is no liability in respect of post-retirement health and medical benefits for current or retired employees of Read-mor or any of its affiliates. Except as set forth in Schedule 4.18(f), Read-mor has reserved its right to amend or terminate any Employee Plan or Benefit Arrangement providing health or medical benefits in respect of any active employee of Read-mor under the terms of any such plan and descriptions thereof given to employees. With respect to any of Read-mor's Employee Plans which are "group health plans" under Section 4980B of the Code and
         Section 607(1) of ERISA, there has been substantial compliance with all requirements imposed thereunder .

                 (g) Except as set forth in Schedule 4.18(g), there has been no amendment to, written interpretation, or announcement (whether or not written) by Read-mor or any of its affiliates relating to any Employee Plan or Benefit Arrangement which would increase the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended immediately prior to the Closing Date.

                 (h) Except as set forth in Schedule 4.18(h), Read-mor is not a party or subject to any union contract or any material employment contract or arrangement providing for annual future compensation of more than $25,000 to any officer, consultant, director or employee, except for employment agreements to be entered into as provided in Section 6.1(g).

                 (i) Except as set forth in Schedule 4.18(i), the execution, delivery, and consummation of the transactions contemplated by this Agreement do not constitute a triggering event under any Employee Plan, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (of severance pay or any other type), acceleration, increase in vesting, or increase in benefits to any current or former participant, employee, or director of Read-mor.

                 (j) Any reference to ERISA or the Code or any section thereof shall be construed to include all amendments thereto and applicable regulations and administrative rulings issued thereunder.

         Section 4.19 CONTRACTS. Schedule 4.19 lists and briefly describes all contracts, agreements, leases, arrangements, and understandings (written or oral) ("Contracts") to which Read-mor is a party and which fall within any of the following categories: (a) Contracts with any of Read-mor's top 20 customers based on Read-mor's revenues for the 12-month period ended June 30, 1996; (b) Contracts not entered into in the ordinary course of Read-mor's business (including without limitation Contracts with any present or former shareholder, director, or officer of Read-mor, or any person related by blood or marriage to any such person, or any person controlling, controlled by, or under common control with any such person, or with any employee, agent, or consultant of Read-mor not terminable at will); (c) Contracts which are service contracts (excluding contracts for delivery services entered into in the ordinary course of business) or equipment leases involving payments by Read-mor of more than $10,000 per year; (d) Contracts containing covenants or restrictions purporting to limit the freedom of Read- mor to compete in any line of business in any geographic area or to employ or otherwise engage any person; (e) Contracts which extend beyond one year, unless cancelable on 60 or fewer days' notice without any liability, penalty, or premium; (f) Contracts which relate to any borrowings or guarantees in excess of $25,000; (g) Contracts containing any obligation or commitment which limits the freedom of Read-mor to sell, lease, or otherwise distribute any product or customer information; or (h) Contracts which are not listed above but which are material to the condition (financial or otherwise), operations, assets, prospects, or business of Read-mor. All such Contracts are valid and binding and in full force and effect, and, to the best knowledge of Read-mor and the Read-mor Shareholders, enforceable in accordance with their respective terms in all material respects. Except as set forth in Schedule 4.19, neither Read-mor nor, to the best knowledge of Read-mor and the Read-mor Shareholders, any other party thereto, is in violation of, in default in respect of, nor, to the best knowledge of Read-mor and the Read-mor Shareholders, has there occurred an event or condition which, with the passage of time or giving of notice (or both) would constitute a default under any such Contract.

         Section 4.20 ACCOUNTS RECEIVABLE. Except as set forth in Schedule 4.20, all accounts and notes receivable (customer, vendor, and other) of Read-mor as of June 30, 1996, are and will be collectible in full, after application of a reserve for uncollectible accounts determined in accordance with generally accepted accounting principles, and are and will be valid and subsisting (unless previously paid) and represent and will represent sales actually made (net of all applicable credits and rebates) in the ordinary and usual course of business consistent with past practices.

                 From the date of this Agreement through the Closing Date, no customer or vendor accounts receivable of Read-mor will be converted to notes receivable or written off without the prior written consent of Unimag.

         Section 4.21     NO CONFLICT OR DEFAULT.  Except as set forth on
Schedule 4.21, neither the execution and delivery of this Agreement by Read-mor or the Read-mor Shareholders, nor compliance by Read-mor and the Read-mor Shareholders with the terms and provisions of this Agreement, including without limitation the consummation of the transactions contemplated by this Agreement, will: (a) violate any Applicable Laws or Permits; (b) conflict with or result in the breach of any term, condition, or provision of (i) the articles of incorporation, code of regulations, or other organizational document of Read-mor or (ii) any material agreement, deed, contract, undertaking, mortgage, indenture, writ, order, decree, restriction, legal obligation, or instrument to which Read-mor or any Read-mor Shareholder is a party or by which Read-mor or any Read-mor Shareholder or any of their respective assets or properties are or may be bound or affected; (c) constitute a default (or an event which, with the giving of notice, the passage of time, or both, would constitute a default) thereunder; (d) result in the creation or imposition of any lien, security interest, charge or encumbrance, or restriction of any nature whatsoever with respect to any material properties or assets of Read-mor or any Read-mor Shareholder; or (e) give to others any interest or rights, including rights of termination, acceleration, or cancellation in or with respect to any of the material properties, assets, contracts, or business of Read-mor.

         Section 4.22 BOOKS OF ACCOUNT; RECORDS. Read-mor's general ledgers, stock record books, minute books and other material records relating to the assets, properties, contracts, and outstanding legal obligations of Read-mor are, in all material respects, complete and correct, and have been maintained in accordance with good business practices and the matters contained therein are, to the extent required by generally accepted accounting principles, accurately reflected in the Compiled Statements, except as may be set forth in Section 4.6.

         Section 4.23 EMPLOYEES AND COMPENSATION. Schedule 4.23 lists and describes the current compensation of the five most highly compensated managers of Read-mor and any other employee of Read-mor whose total current salary and bonus exceeds $50,000. Except as disclosed in Schedule 4.23: (a) there are no other forms of compensation paid to any such employee of Read-mor; (b) the amounts accrued or to be accrued on the books and records of Read-mor for vacation pay, sick pay, and all commissions and other fees payable to agents, salespersons and representatives of Read-mor will be adequate to cover Read-mor's liabilities for all such items; (c) Read-mor has not become obligated, directly or indirectly, to any shareholder, director, or officer of Read-mor or any person related to any such person by blood or marriage, except for current liability for such compensation; and (d) to the best knowledge of Read-mor and the Read-mor Shareholders, no shareholder, director, officer, agent, employee, or representative of Read-mor or any person related to such person by blood or marriage holds any position or office with or has any material financial interest, direct or indirect, in any supplier, customer, or account of, or other outside business which has material transactions with, Read-mor. Neither Read-mor nor any Read-mor Shareholder has any agreement or understanding with any shareholder, director, officer, agent, employee, or representative of Read-mor which would influence any such person not to become associated with Unimag from and after the Closing or not to serve Read-mor after the Closing in a capacity similar to the capacity presently held.

         Section 4.24 LABOR RELATIONS. Except as set forth in Schedule 4.24, there is no unfair labor practice complaint against Read-mor pending before the National Labor Relations Board. Except as set forth in Schedule 4.24, Read-mor is not a party to or bound by any collective bargaining agreement and there is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actually pending or, to the best knowledge of Read-mor and the Read-mor Shareholders, threatened against or involving Read-mor. Except as set forth in Schedule 4.24, no labor grievance has been filed against Read-mor in the last three years, and no arbitration proceeding has arisen out of or under a collective bargaining or other labor agreement and is pending and no claim therefor has been asserted. Except as set forth in
Schedule 4.24, no collective bargaining or other labor agreement is currently being negotiated by Read-mor and no union or collective bargaining unit represents any of Read-mor's employees. Read-mor has not experienced any work stoppage or other material labor difficulty during the past five years.

         Section 4.25     CUSTOMERS AND SUPPLIERS.  Except as set forth in
Schedule 4.25, no supplier of Read-mor has indicated that it shall stop, or decrease the rate of, or substantially increase its fees for, supplying products or services to Read-mor either prior to, or following the consummation of, the Closing. Schedule 4.25 sets forth a list of all customers which have terminated their relationships with Read-mor since December 31, 1995, or have notified Read-mor or the Read-mor Shareholders since December 31, 1995, that they intend to terminate their relationships with Read-mor. Except as set forth in Schedule 4.25, Read-mor and the Read-mor Shareholders do not know of any customers of Read-mor which alone or in the aggregate comprise more than 1% of actual annualized sales as shown in the Compiled Statements, which have indicated that they are considering or planning to (a) discontinue being customers of Read-mor, (b) discontinue being customers of Unimag or Read-mor after the Escrow Closing or the Closing, or (c) substantially decrease the amount of their purchasing from Read-mor or Unimag or otherwise materially alter the terms of such purchasing either before or after the Closing.

         Section 4.26 SPECIAL TERMS; PRODUCT WARRANTIES. Schedule 4.26 sets forth the terms and conditions of any credit, discount, or other terms given by Read-mor to any customer outside the usual and ordinary course of business.

         Section 4.27 BUSINESS OF READ-MOR. Read-mor is and since 1970 has been engaged in the retail book and magazine business and is presently engaged in no other business whatsoever except as may be incidental to the foregoing.

         Section 4.28     INVESTMENT REPRESENTATION.  Each of the Read-mor
Shareholders: (a) represents that such Read-mor Shareholder owns beneficially and of record the number of Read-mor Shares set forth opposite such Read-mor Shareholder's name on Schedule 4.2; and (b) acknowledges, represents, and warrants to Unimag that (i) such Read-mor Shareholder is an "accredited investor," as that term is defined in Regulation D, because he or she has a net worth at this time in excess of $1 million or had income in each of the two most recent years in excess of $200,000 and has a reasonable expectation of reaching the same income level in the current year, or, in the case of a Read-mor Shareholder that is a trust, because such trust has total assets in excess of $5,000,000, was not formed for the purpose of the transactions contemplated by this Agreement, and the investment decision respecting the Unimag Shares and Unimag Debentures will be directed by a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Unimag Shares and Unimag Debentures, (ii) such Read-mor Shareholder has been provided the opportunity to ask questions and receive answers from Unimag concerning the business operations and financial condition of Unimag and the terms and conditions of the transactions described in this Agreement, and to obtain any additional information necessary to verify the accuracy of information provided to such Read-mor Shareholder by Unimag, and (iii) is acquiring the Unimag Shares and Unimag Debentures to be issued pursuant to this Agreement for such Read-mor Shareholder's own accounts for investment only and not with a view to the distribution thereof.

         Section 4.29 SECTION 351 EXCHANGE. It is the intention of Read-mor and the Read-mor Shareholders to treat the acquisition of Read- mor pursuant to this Agreement, along with other exchanges and acquisitions occurring before and after the closing of the transactions contemplated by this Agreement, as an exchange under Section 351 of the Code, subject to the rules of Section 351 of the Code and the regulations promulgated thereunder applicable to the receipt and taxability of "boot" (within the meaning of such rules). Read-mor and the Read-mor Shareholders shall be solely responsible for evaluating (and determining the appropriate methods required for reporting) all federal, state, and local income and other tax consequences to each of them which will and may result from the transactions contemplated by this Agreement.

                                   ARTICLE 5
                            COVENANTS OF THE PARTIES

         Section 5.1      MUTUAL COVENANTS.

                 (a) General. Each Party shall use all reasonable efforts to take all actions and do all things necessary, proper, or advisable to consummate the Exchange and the other transactions contemplated by this Agreement, including without limitation using all reasonable efforts to cause the conditions set forth in Article 6 of this Agreement for which such Party is wholly or partially responsible to be satisfied as soon as reasonably practicable and to prepare, execute, acknowledge or verify, deliver, and file such additional documents, and take or cause to be taken such additional actions, as any other Party may reasonably request.

                 (b) HSR Filings. The Parties shall cooperate with each other with respect to the preparation and filing of any Notification and Report Forms and related materials that they may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the Exchange and shall promptly make any further filings pursuant the HSR Act that may be necessary, proper, or advisable.

                 (c) Other Governmental Matters. Each Party shall use all reasonable efforts to take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any court, administrative agency or commission, or other governmental authority or instrumentality that it may be required to give, make, or obtain.

                 (d) Tax-Free Treatment. Each of the Parties shall use all reasonable efforts to cause the Exchange to constitute (along with other exchanges and acquisitions occurring before and after the Exchange) a tax-free exchange under Section 351 of the Code, subject to the rules of Section 351 of the Code and the regulations promulgated thereunder applicable to the receipt and taxability of "boot" (within the meaning of such rules). Each of the Parties shall be solely responsible for evaluating (and determining the appropriate methods required for reporting) all federal, state, and local income and other tax consequences to each such Party which will and may result from the transactions contemplated by this Agreement.

         Section 5.2 COVENANTS OF READ-MOR AND THE READ-MOR SHAREHOLDERS. Read-mor and the Read-mor Shareholders, jointly and severally, covenant and agree that:

                 (a) Conduct of Business. Except as otherwise expressly contemplated by this Agreement, from the date of this Agreement until the Closing (the "Pre-Exchange Period"): (i) neither Read-mor nor any Read-mor Shareholder shall take or permit to be taken any action or do or permit to be done anything in the conduct of the business of Read-mor, or otherwise, that would be contrary to or in breach of any of the terms or provisions of this Agreement or which would cause any of their representations and warranties contained in this Agreement to be or become untrue in any material respect; (ii) Read-mor shall conduct its business in the ordinary course consistent with past practices (iii) Read-mor and the Read-mor Shareholders shall permit Unimag to manage and oversee the business operations of Read-mor as provided in Section 5.3(b); and (iv) Read-mor and the Read-mor Shareholders shall use all reasonable efforts to assist Unimag in preserving the business organization intact, keeping available to Read-mor and Unimag the present service of Read-mor's employees, and preserving for Read-mor and Unimag the goodwill of Read-mor's suppliers, customers, and others with whom business relationships exist. Without limiting the generality of the foregoing, during the Pre-Exchange Period, except as otherwise expressly contemplated by this Agreement or with the prior written consent of Unimag, Read-mor shall not:

                          (A) Adopt or propose any change in its articles of incorporation or code of regulations; adjust, split, combine, or reclassify any of its capital stock; or make any other changes in its authorized or issued capital stock;

                          (B) Redeem, purchase, or otherwise acquire any shares of its capital stock; grant any person or entity any right to acquire any shares of its capital stock; issue, deliver, sell, or agree to issue, deliver, or sell, any additional shares of its capital stock or any other securities; or enter into any agreement or arrangement with respect to the sale or voting of its shares of capital stock;

                          (C) Merge or consolidate with any other person or entity or acquire a material amount of assets of any other person or entity except for the acquisition of inventory in the ordinary course of business consistent with past practices;

                          (D) Sell, lease, license, pledge, encumber, or otherwise dispose of any operating assets other than sales of inventory in the ordinary course of business consistent with past practices;

                          (E) Incur, create, assume, or otherwise become liable for any indebtedness other than indebtedness incurred in the ordinary course of business consistent with past practices;

                          (F)     Except for those arrangements disclosed in
                 Schedule 5.2(a), enter into or modify any employment, severance, termination, or similar agreement or arrangement with, or grant any bonuses, salary increases, severance, or termination pay to, any officer, director, consultant, or employee;

                          (G) Adopt, amend, or terminate any employee benefit plan or increase, amend, or terminate any benefits to officers, directors, consultants, or employees;

                          (H) Modify in any material way or terminate any of the contracts listed or required to be listed in Schedule 4.19, except in the ordinary course of business consistent with past practices;

                          (I) Except as disclosed in Schedule 4.17, settle any claims, litigation, or actions, whether now pending or hereafter made or brought, unless such settlement does not involve a payment by Read-mor of more than $25,000;

                          (J) Engage in any transaction, or enter into any agreement, contract, lease, or other arrangement or understanding, with any affiliate of Read-mor, except for transactions expressly permitted by this Agreement; or

                          (K)     Agree or commit to do any of the foregoing.

                 (b) Exclusive Rights. Neither Read-mor nor any Read-mor Shareholder shall, directly or indirectly, solicit (including without limitation by way of furnishing or making available any non-public information concerning the business, properties, or assets of Read-mor) or engage in negotiations or discussions with, disclose any of the terms of this Agreement to, accept any offer from, furnish any information to, or otherwise cooperate, assist, or participate with any person or organization (other than Unimag and its representatives) regarding any Acquisition Proposal (defined below), except that any person or entity making an Acquisition Proposal may be informed of the restrictions contained in this sentence. Read-mor and the Read-mor Shareholders shall notify Unimag promptly by telephone, and thereafter promptly confirm in writing, if any such information is requested from, or any Acquisition Proposal is received by, Read-mor or any of the Read-mor Shareholders. For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal received by Read-mor or any Read-mor Shareholder prior to the Closing regarding the acquisition by purchase, merger, lease, or otherwise of any capital stock of Read-mor, the business of Read-mor, or any material assets, customer relationships, or other operations of Read-mor.

                 (c) Access to Records and Other Due Diligence. During the Pre-Exchange Period, Read-mor shall: (i) make or cause to be made available to Unimag and its representatives, attorneys, accountants, and agents, for examination, inspection, and review, the assets and property of Read-mor and all books, contracts, agreements, commitments, records, and documents of every kind relating to Read-mor's business, and shall permit Unimag and its representatives, attorneys, accountants and agents to have access to the same at all reasonable times, including without limitation access to all tax returns filed and in preparation and all review and other accounting work papers of Read-Mor's accounts and all reports to management and related responses; and (ii) permit representatives of Unimag to interview suppliers, customers, and personnel of Read-mor, provided, however, that a Read-mor representative shall be entitled to be present at and participate in each such interview.

                 (d) Disclosures. After the date of this Agreement, neither Read-mor nor any Read-mor Shareholder shall: (i) disclose to any person, association, firm, corporation or other entity (other than Unimag or those designated in writing by Unimag) in any manner, directly or indirectly, any proprietary information or data relevant to the business of Read-mor, whether of a technical or commercial nature; or (ii) use, or permit or assist, by acquiescence or otherwise, any person, association, firm, corporation, or other entity (other than Unimag or those designated in writing by Unimag) to use, in any manner, directly or indirectly, any such information or data, excepting only use of such data or information as is at the time generally known to the public and which did not become generally known through any breach of any provision of this section by Read-mor or any Read-mor Shareholder. Upon the termination of this Agreement for any reason, Read-mor shall promptly cause all copies of such information and data in its possession, or in the possession of the Read-mor Shareholders, to be returned to Unimag.

                 (e) Employee Retention. Read-mor and the Read-mor Shareholders understand that in Unimag's view it is essential to the successful operation of the business of Read-mor that Read-mor assist Unimag in retaining substantially unimpaired Read-mor's operating organization. During the Pre-Exchange Period, neither Read-mor nor any Read-mor Shareholder shall take any action which would induce any employee or representative of Read-mor (other than himself or herself) or Unimag not to become or continue as an employee or representative of Read-mor or Unimag.

                 (f) Dividends and Distributions. During the Pre-Exchange Period, except as permitted in Section 5.2(a), Read-mor and the Read-mor Shareholders shall not permit Read-mor to declare, set aside or pay any dividend or any distribution (in cash or in kind) to its shareholders.

                 (g) Notices of Certain Events. Read-mor and the Read-mor Shareholders shall promptly notify Unimag of:

                          (i) Any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated by this Agreement;

                          (ii) Any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                          (iii) Any actions, suits, claims, investigations, or proceedings commenced or, to the knowledge of Read-mor or any Read-mor Shareholder, threatened against, relating to, or involving or otherwise affecting Read-mor or any Read-mor Shareholder, or any of their property which, if in existence on the date of this Agreement would have been required to have been disclosed by Read-mor and the Read-mor Shareholders pursuant to Section 4.17 or which relate to the consummation of the transactions contemplated by this Agreement.

                 (h) Title Evidence. Read-mor shall deliver to Unimag as soon as practicable after the date of this Agreement title opinions, title reports, or other evidence of title, in form and substance reasonably satisfactory to Unimag, showing in Read-mor indefeasible fee simple title in all of the facilities and real property owned by Read-mor, subject only to such exceptions, encumbrances, or other matters as are reasonably satisfactory to Unimag.

                 (i) Compiled Financial Statements. The Read-mor Shareholders shall deliver to Unimag, within 75 days after the Escrow Closing Date, compiled financial statements for the fiscal year ended December 31, 1995, and for the fiscal year ending December 31, 1994. These compiled financial statements shall be prepared from and shall be in accordance with the books and records of Read-mor, prepared in conformity with generally accepted accounting principles applied on a consistent basis, including without limitation the generally accepted accounting principles set forth on Schedule 2.1(b), but subject to the exceptions to generally accepted accounting principles also set forth on Schedule 2.1(b), and fairly present in all material respects the financial condition of Read-mor as of the dates stated and the results of operations of Read-mor for the periods then ended in accordance with such practices. If Arthur Andersen LLP should at any time determine that in connection with Unimag's reporting requirements to the SEC the financial statements described above should be audited, then, in such event, (A) Read-mor shall cause Arthur Andersen LLP to perform the December 31, 1994 audit and Read-mor shall pay all costs and expenses incurred in connection with such audit, and (B) Unimag shall cause Arthur Andersen LLP to perform the December 31, 1995 audit and Unimag shall pay all costs and expenses incurred in connection with such audit.

                 (j) Noncompetition. During the five year period beginning on the Escrow Closing Date, the Read-mor Shareholders shall not, directly or indirectly, whether in their own capacity or as a shareholder or other owner, partner, member, manager, consultant, creditor or agent of any person, firm, association, organization or other entity:

                          (i) Enter into or engage in any business anywhere in the United States which competes with Unimag's, or any of its subsidiaries', wholesale and retail magazine, book, newspaper and sundries distribution and related business (the "Unimag Business") during such period;

                          (ii) Solicit customers or business patronage anywhere in the United States which results in competition with the Unimag Business; or

                          (iii) Promote or assist, financially or otherwise, any person, firm, association, corporation or other entity engaged in any business which competes with the Unimag Business anywhere in the United States.

                 The foregoing covenant shall not be deemed to have been violated solely by the ownership of shares of any class of capital stock of any publicly traded corporation involved in the wholesale and retail magazine, book, newspaper and sundries distribution and related businesses, so long as the aggregate holdings of any Read- mor Shareholder in such publicly traded corporation other than Unimag represents less than 1% of such corporation's outstanding capital stock.

                 The Read-mor Shareholders acknowledge that (a) the provisions of this section are fundamental and essential for the protection of Unimag's legitimate business and proprietary interests, and (b) such provisions are reasonable and appropriate in all respects.

         Section 5.3 COVENANTS OF UNIMAG. Unimag covenants and agrees that:

                 (a) Conduct of Unimag's Business. Except as otherwise expressly contemplated by this Agreement, during the Pre-Exchange
         Period: (i) Unimag shall not take or permit to be taken any action or do or permit to be done anything in the conduct of the business of Unimag, or otherwise, that would be contrary to or in breach of any of the terms or provisions of this Agreement or which would cause any of its representations and warranties contained in this Agreement to be or become untrue in any material respect; and (ii) Unimag shall conduct its business in the ordinary course consistent with past practices.

                 (b) Joint Operations of Unimag and Read-mor. Notwithstanding anything in this Agreement to the contrary, from and after the Escrow Closing Date, Unimag shall manage and oversee the operation of the business of Read-mor as if the Exchange had already occurred.

                 (c) Consummation of Acquisitions. Unimag shall use all reasonable efforts to take all actions and do all things necessary, proper, or advisable to consummate the: (i) acquisition of Michiana News Services, Inc., a Michigan corporation ("Michiana"), pursuant to and upon the terms and conditions of the Stock Transfer and Exchange Agreement among Unimag, Michiana, and all of the shareholders of Michiana (the "Michiana Acquisition"); (ii) acquisition of The Stoll Companies, an Ohio corporation ("Stoll"), pursuant to and upon the terms and conditions of the Stock Transfer and Exchange Agreement among Unimag, Stoll and all of the shareholders of Stoll (the "Stoll Acquisition"); and (iii) acquisition of certain assets and liabilities of Ohio Periodical Distributors, Inc., an Ohio corporation ("OPD"), Northern News Company, a Michigan corporation ("Northern"), and Wholesaler's Leasing Corp., a Delaware corporation, pursuant to and upon the terms and conditions of the respective Asset Transfer and Exchange Agreements between Unimag and those companies and the acquisition of The Scherer Companies, a Delaware Corporation, pursuant to and upon the terms and conditions of the Stock Transfer and Exchange Agreement among Unimag, that company, and all of its shareholders (collectively, the "Scherer Companies Acquisitions"). Neither the acquisition agreement for the Michiana Acquisition (the "Michiana Acquisition Agreement"), the acquisition agreement for the Stoll acquisition (the "Stoll Acquisition Agreement"), nor the acquisition agreements for the Scherer Companies Acquisitions (the "Scherer Companies Acquisition Agreements") shall be modified or amended, in any material respect, without the prior written consent of the Unimag Board of Directors, Stoll, Michiana and each of the companies which are a part of the Scherer Companies Acquisitions (the "Scherer Companies").

                 In addition to the transferors described in this Section 5.3(c), the remainder of the control group (as defined in Section 368(c) of the Code) of Unimag is specified in Schedule 1.1.

                 (d) Confidential Information. Upon the termination of this Agreement for any reason, Unimag shall promptly cause all proprietary information or data relevant to the business of Read-mor, whether of a technical, financial or commercial nature and whether furnished by Read-mor hereunder or otherwise received by Unimag, and all copies, extracts and summaries thereof in its possession or in the possession of any of its officers, shareholders or agents, to be promptly returned to Read-mor.

                                   ARTICLE 6
                                   CONDITIONS

         Section 6.1 MUTUAL CONDITIONS TO ESCROW CLOSING. The obligations of each of the Parties to complete the Escrow Closing and to consummate the other transactions contemplated by this Agreement to be completed at the Escrow Closing shall be subject to fulfillment of all of the following conditions:

                 (a) Completion of Schedules and Exhibits. Except for the Debenture Agreement attached as Exhibit A and the Employment Agreements attached as Exhibits C-1 through C-3, the Parties acknowledge that at the time of the execution of this Agreement the schedules and exhibits will not be attached. Unimag and Read-mor will proceed in good faith to finalize the form and content of such schedules and exhibits in a manner consistent with the terms and conditions of this Agreement and otherwise mutually acceptable to both Parties. Upon finalizing the form and content of such schedules and exhibits they will be attached to and become a part of this Agreement as if they had been attached to this Agreement at the time of execution.

                 (b) No Adverse Proceeding. No temporary restraining order, preliminary or permanent injunction, or other order or decree which prevents the consummation of the Exchange or the other transactions contemplated by this Agreement shall have been issued and remain in effect, and no statute, rule, or regulation shall have been enacted by any state or federal government or governmental agency which would prevent the consummation of the Exchange or the other transactions contemplated by this Agreement.

                 (c) Certain Approvals. Unimag and Read-mor each shall have filed any Notification and Report Forms and related materials that either such Party may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the Exchange, and all waiting periods applicable to the consummation of the Exchange under the HSR Act shall have expired or been terminated.

                 (d) Other Governmental Approvals. Any governmental or other approvals or reviews of this Agreement and the transactions contemplated by this Agreement required under any applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated thereunder, or any governance document of Unimag or Read-mor shall have been received, except for any filings which Unimag must make with the Securities and Exchange Commission in connection with obtaining approval from Unimag's Shareholders of the Exchange and other transactions contemplated by this Agreement.

                 (e) Escrow Closing of Certain Acquisitions. Read-mor shall have received copies of the final form of the Stoll Acquisition Agreement, the Michiana Acquisition Agreement and the Scherer Companies Acquisition Agreements, all of which shall be of a form and content substantially similar to this Agreement, with the exception that certain of the Scherer Companies Acquisition Agreements shall be for the purchase and sale of assets. In addition, Unimag shall have consummated the escrow closings of the Stoll Acquisition, the Michiana Acquisition and the Scherer Companies Acquisitions for Northern and OPD.

                 (f) Tax Commentary. Unimag shall have received a tax commentary, dated the Escrow Closing Date, of Arthur Andersen LLP, in form and substance satisfactory to Unimag, as to the qualification of the Exchange for Unimag as a tax-free exchange under Section 351 of the Code, and Unimag shall have delivered a copy of such commentary to Read-mor.

         Section 6.2 CONDITIONS TO OBLIGATIONS OF READ-MOR AND THE READ-MOR SHAREHOLDERS TO COMPLETE THE ESCROW CLOSING. The obligations of Read-mor and the Read-mor Shareholders to complete the Escrow Closing and to consummate the other transactions contemplated by this Agreement to be completed at the Escrow Closing shall be subject to the fulfillment of all of the following conditions unless waived by Read- mor and the Read-mor Shareholders in writing:

                 (a) Representations and Warranties. The representations and warranties of Unimag set forth in Article 3 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Escrow Closing as though made at and as of the Escrow Closing.

                 (b) Performance of Agreement. Unimag shall have performed and observed in all material respects all covenants, agreements, obligations, and conditions to be performed or observed by them under this Agreement at or prior to the Escrow Closing.

                 (c) Certificate. Unimag shall have furnished Read-mor and the Read-mor Shareholders with a certificate dated the Escrow Closing Date signed by its chairman, president, or any vice president to the effect that the conditions set forth in Section 6.2(a) and
         Section 6.2(b) have been satisfied.

                 (d) Opinion of Counsel. Read-mor and the Read-mor Shareholders shall have received the legal opinion, dated the Escrow Closing Date, of Baker & Hostetler, counsel to Unimag, in substantially the form attached to this Agreement as Exhibit B.

                 (e) Adverse Change and Condition. There shall have been no material adverse change in the properties, assets, liabilities, business, results of operations, condition (financial or otherwise), or prospects of Unimag since the date of the 10-Q or of the Scherer Companies, Stoll Companies, Michiana News Service or Read-mor since December 31, 1995.

                 (f)      Unimag Shareholder Letters.       As of the date of
         this Agreement, shareholders of Unimag who have the right to vote more than 50% of the outstanding Unimag Shares intend to submit letters to Unimag indicating they intend to vote in favor of the Exchange, the Michiana Acquisition, the Stoll Acquisition and the Scherer Companies Acquisitions at the Unimag shareholders meeting to be held for that purpose. Copies of these letters will be provided to Read-mor by Unimag prior to the Escrow Closing.

                 (g) Due Diligence. Read-mor's completion of its due diligence review of Unimag, Stoll, Michiana and the Scherer Companies with results satisfactory to Read-mor on or before September 6, 1996.

                 (h) Other Documents. Unimag shall have delivered the following items to Read-mor:

                          (i) Unimag's articles of incorporation, certified by the Ohio Secretary of State as of a date not more than ten days prior to the Escrow Closing Date;

                          (ii) A good standing certificate of Unimag, issued by the Ohio Secretary of State as of a date not more than ten days prior to the Escrow Closing Date;

                          (iii) The code of regulations of Unimag, certified by the secretary of Unimag on the Escrow Closing Date; and

                          (iv) Resolutions of the directors of Unimag approving, adopting, and authorizing this Agreement and the transactions contemplated by this Agreement, certified by the secretary of Unimag on the Escrow Closing Date.

         Section 6.3 CONDITIONS TO OBLIGATIONS OF UNIMAG TO COMPLETE THE ESCROW CLOSING. The obligations of Unimag to complete the Escrow Closing and to consummate the other transactions contemplated by this Agreement to be completed at the Escrow Closing shall be subject to the fulfillment of all of the following conditions unless waived by Unimag in writing:

                  (a) Representations and Warranties. The representations and warranties of Read-mor and the Read-mor Shareholders set forth in
         Article 4 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Escrow Closing as though made at and as of the Escrow Closing.

                 (b) Performance of Agreement. Read-mor and the Read-mor Shareholders shall have performed and observed in all material respects all covenants, agreements, obligations, and conditions to be performed or observed by them under this Agreement at or prior to the Escrow Closing.

                 (c) Certificate. Read-mor shall have furnished Unimag with a certificate dated the Escrow Closing Date signed on its behalf by its chairman, president or any vice president to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

                 (d) Opinion of Counsel. Unimag shall have received the legal opinion, dated the Escrow Closing Date, of Ruth Hunter Smith, Esq., counsel to Read-mor and the Read-mor Shareholders, substantially in the form attached to this Agreement as Exhibit D.

                 (e) Books and Records. Read-mor shall have delivered to Unimag all corporate books and records and other materials of Read-mor, including without limitation stock books and ledgers, minute books, bank account lists, tax returns, and financial and operational records and materials.

                 (f) Third Party Consents. Unimag shall have received all necessary customer, vendor, and other third party consents and approvals of this Agreement and the transactions contemplated by this agreement

                 (g) Adverse Change and Condition. There shall have been no material adverse change in the properties, assets, liabilities, business, results of operations, condition (financial or otherwise) or prospects of Read-mor from that reflected in the Compiled Statements.

                 (h) Termination of Stock Pledge. Linda S. Talbott shall have terminated its stock pledge agreement with Mr. Ted Rysz, pursuant to which he has pledged certain of the Read-mor Shares owned by him as security.

                 (i) Other Documents. Read-mor shall have delivered the following items to Unimag:

                          (i) Read-mor's articles of incorporation, certified by the Michigan Secretary of State as of a date not more than ten days prior to the Escrow Closing Date;

                          (ii) A good standing certificate of Read-mor, issued by the Michigan Secretary of State as of a date not more than ten days prior to the Escrow Closing Date;

                          (iii) The code of regulations of Read-mor, certified by the secretary of Read-mor on the Escrow Closing Date; and

                          (iv) The resolutions of the shareholders and directors of Read-mor approving, adopting, and authorizing this Agreement and the transactions contemplated by this Agreement, certified by the secretary of Read-mor on the Escrow Closing Date.

                 (j) Due Diligence. Unimag's completion of its due diligence review with results satisfactory to Unimag on or before September 6, 1996.

         Section 6.4 DOCUMENT ESCROW AGREEMENT; UNIMAG SHAREHOLDER APPROVAL. Upon the satisfaction or waiver of all of the conditions set forth in Sections 6.1, 6.2, and 6.3, the Parties shall hold the Escrow Closing at which the Parties and Baker & Hostetler shall execute and deliver the document escrow agreement in the form attached to this Agreement as Exhibit E (the "Document Escrow Agreement"). The Document Escrow Agreement shall provide, among other things, that at the Escrow Closing this Agreement and all of the Additional Documents shall be deposited with Baker & Hostetler to be held pursuant to the terms of the Document Escrow Agreement and that upon the escrow closing of certain acquisitions and the approval of the Exchange by Unimag's board of directors and shareholders, this Agreement and the Additional Documents shall be released and delivered to the appropriate Party at the Closing and the Exchange and other transactions contemplated by this Agreement shall be consummated.

         Section 6.5 MUTUAL CONDITIONS TO CONSUMMATE THE EXCHANGE. Upon the execution and delivery of the Document Escrow Agreement, the obligation of each of the Parties to consummate the Exchange and the other transactions contemplated by this Agreement shall be subject to the fulfillment of both of the following conditions:

                 (a) Escrow Closing of the Remaining Scherer Companies Acquisitions. Unimag shall have consummated the escrow closings of the Scherer Companies Acquisitions (except for the escrow closing for the acquisitions of Northern and OPD which were closed into escrow prior to the Escrow Closing under this Agreement). Such escrow closings shall be completed no later than September 28, 1996, and shall be substantially similar to the Escrow Closing under this Agreement.

                 (b) Unimag Board of Directors Approval. The Exchange and the Scherer Companies Acquisitions shall have been approved by Unimag's board of directors.

                 (c) Unimag Shareholder Approval. The Exchange, the Michiana Acquisition, the Stoll Acquisition and the Scherer Companies Acquisitions shall have been approved by the affirmative vote of the shareholders of Unimag to the extent such approval is required by the provisions of Ohio Revised Code Chapter 1701 and Unimag's articles of incorporation.

                                   ARTICLE 7
                           TERMINATION AND AMENDMENT

         Section 7.1      TERMINATION.

                 (a) Termination by Read-mor and the Read-mor Shareholders. This Agreement may be terminated and canceled prior to the Closing by Read-mor and the Read-mor Shareholders if: (i) (A) any of the representations or warranties of Unimag contained in this Agreement shall prove to be inaccurate in any material respect, or any covenant, agreement, obligation, or condition to be performed or observed by Unimag under this Agreement has not been performed or observed in any material respect at or prior to the time specified in this Agreement, and (B) such inaccuracy or failure shall not have been cured within 15 business days after receipt by Unimag of written notice of such occurrence from Read-mor and the Read-mor Shareholders;
         (ii) any permanent injunction or other order of a court or other competent authority preventing consummation of the Exchange or any other transaction contemplated by this Agreement shall have become final and nonappealable; (iii) so long as Read-mor and the Read-mor Shareholders are not in material breach of any representation, warranty, covenant, or agreement, if the Escrow Closing has not occurred on or before September 28, 1996; or (iv) so long as Read-mor and the Read-mor Shareholders are not in material breach of any representation, warranty, covenant, or agreement, if the Closing has not occurred on or before December 31, 1996.

                 (b) Termination by Unimag. This Agreement may be terminated and canceled at any time prior to the Closing by Unimag if:
         (i) (A) any of the representations or warranties of Read-mor or any Read-mor Shareholder contained in this Agreement shall prove to be inaccurate in any material respect, or any covenant, agreement, obligation, or condition to be performed or observed by Read-mor or any Read-mor Shareholder under this Agreement has not been performed or observed in any material respect at or prior to the time specified in this Agreement, and (B) such inaccuracy or failure shall not have been cured within 15 business days after receipt by Read-mor and the Read-mor Shareholders of written notice of such occurrence from Unimag; (ii) any permanent injunction or other order of a court or other competent authority preventing consummation of the Exchange or any other transaction contemplated by this Agreement shall have become final and nonappealable; (iii) so long as Unimag is not in material breach of any representation, warranty, covenant, or agreement, if the Escrow Closing has not occurred on or before September 28, 1996; or
         (iv) so long as Unimag is not in material breach of any representation, warranty, covenant, or agreement, if the Closing has not occurred on or before December 31, 1996.

         Section 7.2 AMENDMENT. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors (to the extent such action or authorization is required by law), at any time before or after adoption of this Agreement by the Read-mor Shareholders and Unimag Shareholders, but, after such adoption, no amendment shall be made which by law requires further adoption by the Read-mor Shareholders or Unimag Shareholders without such further adoption. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed by each of the Parties.

         Section 7.3 EXTENSION; WAIVER. At any time prior to the Escrow Closing or Closing, as the case may be, Unimag (with respect to Read-mor and the Read-mor Shareholders) and Read-mor (with respect to Unimag) may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of such Party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto; or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such Party.

                                   ARTICLE 8
                                INDEMNIFICATION

         Section 8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS, AND AGREEMENTS.

                 (a) Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of any Party, all representations, warranties, covenants and agreements of Read-mor, the Read-mor Shareholders and Unimag in this Agreement and in the Document Escrow Agreement shall survive the execution, delivery, and performance of this Agreement and the Document Escrow Agreement. All representations and warranties of the Parties set forth in this Agreement and in the Document Escrow Agreement shall be deemed to have been made again by them at and as of the Escrow Closing.

                 (b) As used in this Article 8, any reference to a representation, warranty, covenant, or agreement contained in any section of this Agreement shall include the Schedule relating to such section.

         Section 8.2      INDEMNIFICATION BY READ-MOR SHAREHOLDERS.

                 (a)      Subject to the provisions of this Section 8.2 and of
         Section 8.4, below, the Read-mor Shareholders, jointly and severally, shall indemnify and hold harmless Unimag from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including without limitation interest, penalties, reasonable attorneys' fees, any and all reasonable expenses incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by Unimag, directly or indirectly, as a result of or arising from any material inaccuracy in or breach of any of the representations, warranties, covenants, or agreements made by the Read-mor Shareholders in this Agreement or the Document Escrow Agreement (collectively, "Indemnifiable Read-mor Claims").

                 (b) Unimag shall be deemed to have suffered Damages arising out of or resulting from the matters referred to in Section 8.2(a), above, if the same shall be suffered by any parent, subsidiary, or affiliate of Unimag.

                 (c) The Read-mor Shareholders may satisfy any obligation of indemnification under this Article 8 by delivery of Unimag Shares to Unimag with a value equal to the amount of the payment being satisfied. For purposes of this Section 8.2(c), Unimag Shares shall be valued at the greater of (i) $1.50 per share, or (ii) their market value at the time the indemnification obligation has been finally established.

                 (d) Notwithstanding anything contained in this Agreement to the contrary, the collective indemnification obligations of the Read-mor Shareholders as a group under this Agreement shall never exceed, in the aggregate, the sum of $62,800.00 and no single Read-mor Shareholder shall have any indemnification obligation in excess of the total consideration received by such Read-mor Shareholder in exchange for his or her Read-mor Shares.

         Section 8.3      INDEMNIFICATION BY UNIMAG.

                 (a) Unimag shall indemnify and hold harmless each of the Read-mor Shareholders from and against any Damages asserted against, resulting to, imposed upon, or incurred or suffered by any of the Read-mor Shareholders, directly or indirectly, as a result of or arising from any (i) material inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by Unimag in this Agreement or the Document Escrow Agreement, (ii) subject to the limitations set forth in Section 8.3(c), below, any and all claims, liabilities or obligations arising out of the operation of the business of Read-mor after the Escrow Closing Date, or (iii) any and all claims, liabilities and obligations arising out of any failure by Unimag to pay, following the Escrow Closing Date, any liability of Read-mor disclosed on the June 30th Balance Sheet or to pay any amount or perform any obligation under any of the Contracts, (collectively, "Indemnifiable Unimag Claims" and, together with Indemnifiable Read-mor Claims, the "Indemnifiable Claims").

                 (b) Unimag shall satisfy any obligation of indemnification under this Article 8 in cash.

                 (c) Notwithstanding anything contained in this Agreement to the contrary, the Read-mor Shareholders hereby acknowledge that Unimag shall not be liable to the Read-mor Shareholders, under this
         Article 8 or any other provision of this Agreement, for any claims, liabilities, or obligations arising out of the operation of the business of Read-mor prior to the Escrow Closing Date, if such claim, liability, or obligation is caused by or results from any Indemnifiable Read-mor Claim.

         Section 8.4 LIMITATIONS ON INDEMNIFICATION. Rights to indemnification under this Article 8 are subject to the following limitations:

                 (a) For purposes of this Article 8, all Damages shall be computed net of any insurance coverage which reduces the Damages that would otherwise be sustained; provided that in all cases the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Damages.

                 (b) Subject to the provisions of Section 8.4(c), below, Unimag shall not be entitled to indemnification hereunder with respect to an Indemnifiable Claim or Claims unless the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims exceeds $6,280.00. Once Unimag's Damages exceeds $6,280.00 in the aggregate, Unimag shall only be entitled to be indemnified to the extent of such Damages in excess of such initial $6,280.00 of Damages.

                 (c)      Notwithstanding and in lieu of the provisions of
         Section 8.4(b), above, Unimag shall not be entitled to indemnification with respect to an Indemnifiable Claim or Claims resulting from a breach of the representations and warranties contained in the last paragraph of Section 4.15 unless the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims exceeds $2,000.00. Once Unimag's Damages for any such breach exceeds $2,000.00 in the aggregate, Unimag shall only be entitled to be indemnified to the extent of such Damages in excess of such initial $2,000.00 of Damages.

                 (d) The obligations of indemnity under this Article 8 with respect to any indemnifiable claim shall terminate two years after the Escrow Closing Date.

                 (e) If, prior to the termination of the obligation to indemnify, written notice of an Indemnifiable Claim is given by Unimag or any of the Read-mor Shareholders, as the case may be (an "Indemnified Party") to the other Party or Parties, as the case may be (the "Indemnifying Party"), or a suit or action based upon an alleged Indemnifiable Claim is commenced against the Indemnifying Party, the Indemnified Party shall not be precluded from pursuing such Indemnifiable Claim (whether through the courts or otherwise) by reason of the termination of the obligation of indemnity as described in Section 8.4(d) above.

         Section 8.5 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD PARTY CLAIMS.

                 (a) If an Indemnified Party determines to seek indemnification under this Article 8 from an Indemnifying Party with respect to Indemnifiable Claims resulting from the assertion of liability by third parties, the Indemnified Party shall give written notice to the Indemnifying Party, which notice shall set forth such material information with respect to such Indemnifiable Claim as is then reasonably available to the Indemnified Party. If any such liability is asserted against the Indemnified Party and the Indemnified Party notifies the Indemnifying Party of such liability, the Indemnifying Party shall be entitled, if they so elect by written notice delivered to the Indemnified Party within 10 days after receiving the Indemnified Party's notice, to assume the defense of such asserted liability with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing: (i) the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be payable by the Indemnified Party; (ii) the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing; and (iii) the rights of the Indemnified Party to be indemnified in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing provisions unless, and, if so, only to the extent that, the Indemnifying Party is prejudiced by such failure. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the Parties shall make available to each other all relevant information in their possession which is material to any such assertion.

                 (b) In the event that the Indemnifying Party fails to assume the defense of the Indemnified Party against any such Indemnifiable Claim, within 15 days after receipt of the Indemnified Party's notice of such Indemnifiable Claim, the Indemnified Party shall have the right to defend, compromise, or settle such Indemnifiable Claim on behalf, for the account, and at the risk of the Indemnifying Party.

                 (c) Notwithstanding anything in this Section 8.5 to the contrary, (i) if there is a reasonable probability that an Indemnifiable Claim may materially and adversely affect the Indemnified Party, including without limitation any of its subsidiaries or affiliates (other than as a result of money damages or other money payments), then the Indemnified Party shall have the right, at the cost and expense of the Indemnifying Party, to defend, compromise, or settle such Indemnifiable Claim; and (ii) the Indemnifying Party shall not, without the Indemnified Party's prior written consent, settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect of any Indemnifiable

         Claim unless such settlement, compromise, or consent includes as an unconditional term the giving by the claimant or the plaintiff to the Indemnified Party (and its subsidiaries and affiliates) a release from all liability in respect of such Indemnifiable Claim.

         Section 8.6 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO NON-THIRD PARTY CLAIMS. In the event that the Indemnified Party asserts the existence of an Indemnifiable Claim giving rise to Damages (but excluding Indemnifiable Claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party specifying the nature and amount of the Indemnifiable Claim asserted. If the Indemnifying Party, within 15 days after the mailing of such notice by the Indemnified Party, has not given written notice to the Indemnified Party announcing its intent to contest such assertion by the Indemnified Party, such assertion shall be deemed accepted and the amount of Indemnifiable Claim shall be deemed a valid Indemnifiable Claim. In the event, however, that the Indemnifying Party contests the assertion of an Indemnifiable Claim by giving such written notice to the Indemnified Party within such 15-day period, then if the Parties, acting in good faith, cannot reach agreement with respect to such Indemnifiable Claim within 10 days after such notice, the contested assertion of the claim shall be resolved by arbitration. Such dispute shall be submitted to arbitration by a panel of three disinterested arbitrators. The panel shall be composed of one arbitrator appointed by the Indemnified Party, one appointed by the Indemnifying Party, and the third, who shall be an attorney admitted to practice in the State of Ohio who has experience in periodical distribution, shall be appointed by the mutual agreement of the two arbitrators chosen by the Indemnified Party and the Indemnifying Party. The panel shall sit in Columbus, Ohio, and its procedures shall be governed by the Ohio Arbitration Act contained in Chapter 2711 of the Ohio Revised Code. The rules of civil procedure with respect to depositions and requests for production of documents applicable in Ohio common pleas courts shall apply. A decision in any such arbitration shall apply both to the particular question submitted and to all similar questions arising thereafter. The determination made shall be final and binding and conclusive on the Parties and the amount of the Indemnifiable Claim, if any, determined to exist shall be a valid Indemnifiable Claim. Each Party shall pay its own legal, accounting, and other fees in connection with such a contest; provided that if the contested claim is referred to and ultimately determined by arbitration, the legal, auditing, and other fees of the prevailing Party and the fees and expenses of any arbitrator shall be borne by the nonprevailing Party.

         Section 8.7 RIGHT OF SETOFF. If (a) after following the procedures set forth in Section 8.5 or Section 8.6, as the case may be, a Party's right to be indemnified for an Indemnifiable Claim has been duly established and (b) the Damages associated with such Indemnifiable Claim have not been paid by the Indemnifying Party to the Indemnified Party within 30 days thereafter, then, in addition to its other rights under this Agreement, the Indemnified Party shall have the right to setoff any amounts owing to the Indemnifying Party by the Indemnified Party against any amounts owing to the Indemnified Party by the Indemnifying Party, whether pursuant to this Agreement (including taking into consideration the amount of such Indemnifiable Claim in determining the amount of the valuation adjustment under Section 2.1(b)), the Unimag Debentures, or the Additional Documents.

                                   ARTICLE  9
                                 MISCELLANEOUS

         Section 9.1 NOTICES. All notices and other communications under this Agreement to any Party shall be in writing and shall be deemed given when delivered personally, by facsimile (which is confirmed), mailed by registered or certified mail (return receipt requested) to that Party at the address for that Party (or at such other address for such Party as such Party shall have specified in notice to the other Parties), or delivered to Federal Express, United Parcel Service, or any other nationally recognized express delivery service for delivery to that Party at that address:

                 (a)      If to Unimag:

                                  United Magazine Company
                                  5131 Post Road
                                  Dublin, Ohio 43017
                                  Attention:  Ronald E. Scherer, Chairman
                                  Facsimile No.:  (614) 792-2029

                                  with a copy to:

                                  Baker & Hostetler
                                  65 East State Street, Suite 2100
                                  Columbus, Ohio 43215
                                  Attention:  Robert M. Kincaid, Esq.
                                  Facsimile No.:  (614) 462-2616

                 (b)      If to Read-mor:

                                  READ-MOR BOOK STORES, INC.
                                  5131 Post Road
                                  Dublin, Ohio 43017
                                  Attn:  Eugene J. Alfonsi
                                  Facsimile No. (614) 792-2029

                                  with a copy to:

                                  Ruth Hunter Smith, Esq.
                                  General Counsel
                                  5131 Post Road
                                  Dublin, Ohio 43017
                                  Facsimile No. (614) 792-2029

                 (c)      If to the Read-mor Shareholders:

                                  Ted Rysz
                                  160 Lincoln Hill Drive
                                  Battle Creek, Michigan 49015
                                  (616) 963-8295

                 Section 9.2 NON-WAIVER. No failure by any Party to insist upon strict compliance with any term or provision of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of any other Party shall affect, or constitute a waiver of, any other Party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provisions of this Agreement shall affect or constitute a waiver of, any Party's right to demand strict compliance with all provisions of this Agreement.

                 Section 9.3 GENDERS AND NUMBERS. Where permitted by the context, each pronoun used in this Agreement includes the same pronoun in other genders and numbers, and each noun used in this Agreement includes the same noun in other numbers.

                 Section 9.4 HEADINGS. The headings of the various articles and sections of this Agreement are not part of the context of this Agreement, are merely labels to assist in locating such articles and sections, and shall be ignored in construing this Agreement.

                 Section 9.5 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.

                 Section 9.6 ENTIRE AGREEMENT. This Agreement (including all exhibits, schedules, and other documents referred to in this Agreement, all of which are hereby incorporated herein by reference) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement.

                 Section 9.7 NO THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation, or other entity, other than the Parties, any rights, remedies, or other benefits under or by reason of this Agreement.

                 Section 9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to principles of conflicts of law.

                 Section 9.9 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the Parties and their respective heirs, personal representatives, successors, and assigns. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be transferred or assigned by any of the Parties without the prior written consent of the other Parties.

                 Section 9.10 EXPENSES. Except as otherwise specifically provided in this Agreement: (a) Unimag shall pay its costs and expenses associated with the transactions contemplated by this Agreement, including without limitation the fees and expenses of its legal counsel, independent public accountants, and other financial advisors; (b) the Read-mor Shareholders shall pay their own costs and expenses associated with this Agreement, including without limitation the fees and expenses of their legal counsel, accountants, and financial advisors; and (c) all such costs and expenses incurred by Read-mor in connection with this Agreement and the transactions contemplated hereby shall be accrued and expensed, or otherwise accounted for, so that such costs and expenses (if not paid prior to June 30, 1996) will be taken into consideration when determining the Tangible Net Worth of Read-mor pursuant to Section 2.1(b).

                 Section 9.11 PUBLIC ANNOUNCEMENTS. Neither Read-mor nor any Read-mor Shareholder shall, without the prior written consent of Unimag, make any public announcement or statement with respect to the transactions contemplated in this Agreement. The provisions of this section are subject to each Party's obligation to comply with applicable requirements of the federal or state securities laws or any governmental order or regulation.

                 Section 9.12 SEVERABILITY. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by applicable law, and the Parties shall abide by such court's determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

                                           UNITED MAGAZINE COMPANY

                                           By /s/ Ronald E. Scherer
                                             ---------------------------
                                           RONALD E. SCHERER, CHAIRMAN


                                           READ-MOR BOOK STORES, INC.

                                           By /s/ David B. Thompson
                                             -----------------------------
                                           DAVID B. THOMPSON, TREASURER


                                           THE READ-MOR SHAREHOLDERS:

                                           /s/ Ted Rysz
                                           -------------------------------
                                           TED RYSZ

                               INDEX OF SCHEDULES


Schedule 1.1              Control Group

Schedule 2.1(b)           Certain Generally Accepted Accounting Principles

Schedule 3.3              Agreements to Issue Unimag Shares

Schedule 3.5              Litigation

Schedule 4.1              Qualification as Foreign Corporation

Schedule 4.2              Read-mor Shareholders

Schedule 4.3              Restrictions on Read-mor Shares

Schedule 4.5              Consents and Approvals

Schedule 4.7              Undisclosed Liabilities

Schedule 4.8              Absence of Certain Changes

Schedule 4.9              Taxes

Schedule 4.10             Compliance with Law

Schedule 4.11             Proprietary Rights

Schedule 4.12             Restrictive Documents and Laws

Schedule 4.13             Insurance

Schedule 4.14             Bank Accounts

Schedule 4.15             Properties

Schedule 4.17             Legal Proceedings

Schedule 4.18             Employee Benefit Plans (Schedules (a) through (j))

Schedule 4.19             Contracts

Schedule 4.20             Accounts Receivable

Schedule 4.21             Conflicts or Defaults

Schedule 4.23             Employees and Compensation

Schedule 4.24             Labor Relations

Schedule 4.25             Customers and Suppliers

Schedule 4.26             Special Terms to Customers

Schedule 5.2(a)           Employment Arrangements

                               INDEX OF EXHIBITS

Exhibit A                 Debenture Agreement

Exhibit B                 Opinion of Baker & Hostetler

Exhibit C-1               Form of Employment Agreement with

Exhibit C-2               Form of Employment Agreement with

Exhibit C-3               Form of Employment Agreement with

Exhibit D                 Opinion of  Ruth Hunter Smith, Esq.

Exhibit E                 Document Escrow Agreement